UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ORTHOFIX INTERNATIONAL N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Orthofix International N.V.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

Meeting Date:

August 16, 2011

at 11:00 a.m. (local time)

Meeting Place:

Orthofix International N.V.

7 Abraham de Veerstraat

Curaçao

Dear Shareholders:

We will hold the Annual General Meeting of Shareholders (the “Annual General Meeting”) on August 16, 2011, at 11:00 a.m. (local time) at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao.

This booklet includes the notice of Annual General Meeting and the proxy statement. The proxy statement describes the business that we will conduct at the meeting.

Your vote is important. Please refer to the proxy card or other voting instructions included with these proxy materials for information on how to vote by proxy or in person.

Sincerely,

James F. Gero

Chairman of the Board

July 1, 2011

NOTICE AND PROXY STATEMENT

for Shareholders of

ORTHOFIX INTERNATIONAL N.V.

7 Abraham de Veerstraat

Curaçao

for

ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on August 16, 2011

This notice and the accompanying proxy statement are being furnished to the shareholders of Orthofix International N.V., a Curaçao company (“Orthofix” or the “Company”), in connection with the upcoming Annual General Meeting of Shareholders (the “Annual General Meeting”) and the related solicitation of proxies by the Board of Directors of Orthofix (the “Board of Directors” or “Board”) from holders of outstanding shares of common stock, par value $0.10 per share, of Orthofix for use at the Annual General Meeting and at any adjournment thereof. In this notice and the accompanying proxy statement, all references to “we,” “our” and “us” refer to the Company, except as otherwise provided.

Time, Date and Place of Annual General Meeting

Notice is hereby given that the Annual General Meeting will be held on August 16, 2011 at 11:00 a.m., local time, at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao.

Purpose of the Annual General Meeting

1. Election of Board of Directors. Shareholders will be asked to consider, and, if thought fit, approve a resolution to elect the following persons to the Board of Directors: James F. Gero, Dr. Guy J. Jordan, Michael R. Mainelli, Alan W. Milinazzo, Maria Sainz, Davey S. Scoon, Robert S. Vaters, Dr. Walter P. von Wartburg and Kenneth R. Weisshaar. The Board of Directors recommends that shareholders vote FOR each of the foregoing nominees for director.

2. Approval of Financial Statements for the Year Ended December 31, 2010. Shareholders will be asked to consider, and, if thought fit, approve the balance sheet and income statement at and for the year ended December 31, 2010. The Board of Directors recommends that shareholders vote FOR the proposal to approve the balance sheet and income statement at and for the year ended December 31, 2010.

3. Ratification of the Selection of Ernst & Young LLP. Shareholders will be asked to consider, and, if thought fit, approve a resolution to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Orthofix and its subsidiaries for the fiscal year ending December 31, 2011. The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm.

4. Advisory and Non-Binding Resolution on Executive Compensation. Shareholders will be asked to consider, and, if thought fit, approve an advisory and non-binding resolution on executive compensation. The Board of Directors recommends that shareholders vote FOR the proposal to approve the advisory and non-binding resolution on executive compensation.

5. Advisory and Non-Binding Vote on the Frequency of Future Advisory Votes on Executive Compensation. Shareholders will conduct an advisory and non-binding vote on the frequency of future advisory and non-binding votes on executive compensation. The Board of Directors recommends that shareholders vote to hold future advisory and non-binding votes on executive compensation EVERY YEAR.

6. Miscellaneous. Shareholders will be asked to transact such other business as may come before the Annual General Meeting or any adjournment thereof.

Please read a detailed description of proposals 1 through 5 stated above beginning on page 48 of the proxy statement.

Shareholders Entitled to Vote

All record holders of shares of Orthofix common stock at the close of business on June 30, 2011 have been sent this notice and will be entitled to vote at the Annual General Meeting. Each record holder on such date is entitled to cast one vote per share of common stock.

Documents Available for Inspection

A copy of the financial statements for the year ended December 31, 2010 have been filed at the offices of Orthofix at 7 Abraham de Veerstraat, Curaçao and are available for inspection by shareholders until the conclusion of the Annual General Meeting.

By Order of the Board of Directors

Jeffrey M. Schumm

Senior Vice President, General Counsel and Corporate Secretary

July 1, 2011

PROXY STATEMENT FOR THE ORTHOFIX INTERNATIONAL N.V.

2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO SHAREHOLDERS ON OR ABOUT JULY 8, 2011.

ABOUT VOTING

Who can vote?

All record holders of shares of Orthofix common stock at the close of business on June 30, 2011 (the “Record Date”) have been sent this notice and will be entitled to vote at the Annual General Meeting. Each record holder on such date is entitled to cast one vote per share of common stock. As of the Record Date, there were 18,238,738 shares of Orthofix common stock outstanding.

Quorum, vote required

The presence, in person or by proxy, of the holders of fifty percent (50%) of the shares of Orthofix common stock outstanding on the Record Date is required to constitute a quorum at the Annual General Meeting. An absolute majority of the votes cast will be required in order to approve the proposals before the Annual General Meeting, except that the directors shall be elected by a plurality of the votes cast. Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote on the proposals for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the proposals. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

In addition, because shareholders are given the option to vote on three separate choices with respect to the advisory vote on the frequency of future advisory votes on executive compensation, it is possible that no single choice will receive a majority vote. Moreover, because this vote is non-binding, the Board may determine the frequency of future advisory votes on executive compensation in its discretion. The Board intends to take into account the voting results on this proposal in making its determination.

Proxies

This proxy statement is being furnished to holders of shares of Orthofix common stock in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Annual General Meeting.

All shares of Orthofix common stock that are represented at the Annual General Meeting by properly executed proxies received prior to or at the Annual General Meeting and which are not validly revoked, will be voted at the Annual General Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed proxy, such proxy will be voted in favor of each of the proposals. The Board of Directors does not know of any other matters that are to be presented for consideration at the Annual General Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with Orthofix, at or before the taking of the vote at the Annual General Meeting, a written notice of revocation bearing a later date than the proxy, or (2) duly executing a subsequent proxy relating to the same shares of Orthofix common stock and delivering it to Orthofix before the Annual General Meeting. Attending the Annual General Meeting will not in and of itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, at or before the taking of the vote at the Annual General Meeting.

Voting is confidential

We maintain a policy of keeping all proxies and ballots confidential.

The costs of soliciting these proxies and who will pay them

We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Georgeson Inc. is assisting us with the solicitation of proxies for a fee of $9,000 plus out-of-pocket expenses.

Obtaining an Annual Report on Form 10-K

We have filed our Annual Report on Form 10-K for the year ended December 31, 2010 with the U.S. Securities and Exchange Commission (the “SEC”). Our Form 10-K is included in our Annual Report that we are sending you with this proxy statement. Our Form 10-K is also available on our website at www.orthofix.com. If you would like to receive a separate copy of our Form 10-K, we will send you one without charge. Please write to:

Orthofix International N.V.

3451 Plano Parkway

Lewisville, TX 75056

Attention: Mr. Brian McCollum,

Chief Financial Officer and Senior Vice President of Finance

You may also contact Mr. McCollum at (214) 937-2927 or at BrianMcCollum@orthofix.com.

The voting results

We will publish the voting results from the Annual General Meeting in a Current Report on Form 8-K, which we will file with the SEC after the conclusion of the meeting. You will also be able to find the Form 8-K on our website at www.orthofix.com.

Whom to call if you have any questions

If you have any questions about the Annual General Meeting, voting or your ownership of Orthofix common stock, please contact Mr. McCollum at (214) 937-2927 or at BrianMcCollum@orthofix.com. For directions to the meeting please consult the Company’s website at www.orthofix.com/investors/annuals.asp.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on August 16, 2011.

•	The 2011 Proxy Statement and the 2010 Annual Report to Shareholders are available at www.orthofix.com/investors/annuals.asp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS

Who are the principal owners of Orthofix common stock?

The following table shows each person, or group of affiliated persons, who beneficially owned, directly or indirectly, at least 5% of Orthofix common stock as of the Record Date. Our information is based on reports filed with the SEC by each of the firms or individuals listed in the table below. You may obtain these reports from the SEC.

The Percent of Class figures for the common stock are based on shares of our common stock outstanding as of the Record Date. Except as otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	2,273,301	(1)	12.5%

Snyder Capital Management, LLC One Market Plaza Steuart Tower, Suite 1200 San Francisco, CA 94105	1,237,665	(2)	6.8%

Columbia Wanger Asset Management, LLC 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,158,000	(3)	6.3%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,006,980	(4)	5.5%

(1)	Information obtained from Schedule 13G/A filed with the SEC by FMR LLC (“FMR”) on February 14, 2011. The Schedule 13G/A discloses that, of these shares, FMR has sole power to vote or direct the vote of 761,343 shares and sole power to dispose or to direct the disposition of 2,273,301 shares.
(2)	Information obtained from Schedule 13G/A filed with the SEC by Snyder Capital Management, L.P. and Snyder Capital Management Inc. (collectively “Snyder Capital”) on February 14, 2011. The Schedule 13G/A discloses that, of these shares, Snyder Capital has shared power to vote or direct the vote of 1,047,615 shares and shared power to dispose or to direct the disposition of 1,237,665 shares.
(3)	Information obtained from Schedule 13G/A filed with the SEC by Columbia Wanger Asset Management, LLC (“Columbia Wanger”) on February 11, 2011. The Schedule 13G/A discloses that Columbia Wanger has sole voting power and sole dispositive power over all of these shares.
(4)	Information obtained from a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 7, 2011. The Schedule 13G/A discloses that BlackRock has sole voting and dispositive power over all of these shares.

Common stock owned by Orthofix’s directors and executive officers

The following table sets forth the beneficial ownership of our common stock, including stock options currently exercisable and exercisable within 60 days of the Record Date, by each director, each nominee for director, each executive officer listed in the Summary Compensation Table and all directors and executive officers as a group. The percent of class figure is based on 18,238,738 shares of our common stock outstanding as of the Record Date. All directors and executive officers as a group beneficially owned 1,364,422 shares of Orthofix common stock as of such date. Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class

Alan W. Milinazzo	398,341	(1)	2.1%

James F. Gero	197,063	(2)	1.1%

Robert S. Vaters	186,100	(3)	1.0%

Michael M. Finegan	165,633	(4)	*

Eric Brown**	102,354	(5)	*

Luigi Ferrari	92,042	(6)	*

Raymond C. Kolls**	77,433	(7)	*

Dr. Walter P. von Wartburg	46,000	(8)	*

Kenneth R. Weisshaar	41,311	(9)	*

Dr. Guy J. Jordan	40,689	(10)	*

Maria Sainz	21,811	(11)	*

Kevin Unger**	16,667	(12)	*

Michael R. Mainelli	13,311	(13)	*

Davey S. Scoon	—		*

All directors and executive officers as a group (15 persons)	1,364,422		7.1%

*	Represents less than one percent.
**	This executive officer is no longer employed by the Company, but served as an executive officer during some or all or the 2010 calendar year.
(1)	Reflects 48,341 shares owned directly, 20,000 shares issuable pursuant to restricted shares and 330,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(2)	Reflects 129,063 shares owned directly and 68,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(3)	Reflects 26,100 shares owned indirectly and 160,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(4)	Reflects 10,000 shares owned directly and 155,633 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(5)	Reflects 5,000 shares owned directly, 1,522 shares owned indirectly and 95,832 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(6)	Reflects 8,000 shares owned directly and 84,042 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(7)	Reflects 77,433 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(8)	Reflects 46,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(9)	Reflects 1,311 shares owned directly and 40,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(10)	Reflects 689 shares owned directly and 40,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(11)	Reflects 1,811 shares owned directly and 20,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(12)	Reflects 16,667 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(13)	Reflects 1,311 shares owned directly and 12,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and holders of more than 10% of our common stock (collectively, the “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our review of these reports from the Reporting Persons, we believe that during the fiscal year ended December 31, 2010 all Section 16(a) filing requirements applicable to the Reporting Persons were complied with, except that Mr.  Ferrari had one stock option exercise transaction reported late.

INFORMATION ABOUT DIRECTORS

The Board of Directors and Committees of the Board

The Board of Directors currently has seven members. At the time of our 2010 Annual General Meeting of Shareholders, we had nine directors. On November 29, 2010, Thomas J. Kester resigned from our Board, and on February 8, 2011, our dear friend and longest tenured director, Jerry C. Benjamin suddenly passed away. The Board has resolved to increase the size of the Board from seven to nine members effective at this year’s Annual General Meeting, and we have nominated two new director candidates, Davey S. Scoon and Robert. S. Vaters, to fill these two additional seats. In addition, we may add one or more directors in the future if and when appropriate candidates are identified and become available.

The directors are elected at each Annual General Meeting by a plurality of the votes cast, in person or by proxy by the shareholders. Directors are elected for one-year terms. Because we are required by Curaçao law to hold the Annual General Meeting in Curaçao, we do not have a policy regarding director attendance at the Annual General Meeting of Shareholders. No directors were present at our 2010 Annual General Meeting of Shareholders. Our Articles of Association currently provide that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined by resolution of the Board.

Our Board usually meets at least four times per year in person at regularly scheduled two-day meetings, but will meet more often in person if necessary. In addition, the Board typically holds several additional meetings each year by telephone conference as events require. The Board met six times during 2010, four of which meetings were two-day in-person meetings and two of which were telephonic meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each Director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which he or she served during 2010.

Of the nine directors standing for election at the Annual General Meeting, the Board has determined that Messrs. Mainelli, Scoon and Weisshaar, Ms. Sainz, and Drs. Jordan and von Wartburg are independent under the current listing standards of the Nasdaq Global Select Market and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. In addition, it is currently anticipated that Mr. Gero will become independent under such rules and standards on January 1, 2012, which is three years from the date that he was last treated as an employee by the Company. A list of our director nominees and background information for each of them is presented in the section “Proposal 1: Election of Directors,” beginning on page 48.

Board Leadership Structure

Mr. Gero serves as the Chairman of the Board. Mr. Milinazzo, who is also a director, will serve as the Company’s President and Chief Executive Officer through July 31, 2011. On August 1, 2011, Mr. Vaters, who is a nominee for director, will assume the position of President and Chief Executive Officer. The Board believes that the separation of these two critical roles best serves our Company at this time because it allows our President and Chief Executive Officer to focus on providing leadership over our day-to-day operations while our Chairman focuses on leadership of the Board. The Board believes that this leadership structure enhances the accountability of the President and Chief Executive Officer to the Board and strengthens the Board’s overall independence from management.

The Audit Committee

Our Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. In addition, the Committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program. The committee also meets privately, outside the presence of Orthofix management, with our independent registered public accounting firm. The Audit Committee’s Report for 2010 is printed below at page 55.

The Board has adopted a written charter for the Audit Committee, a copy of which is available for review on our website at www.orthofix.com.

The Audit Committee met nine times during 2010 (four of which meetings were in-person meetings and five of which were telephonic meetings). The Audit Committee also acted once in 2010 by unanimous written consent without a meeting.

Messrs. Weisshaar and Mainelli and Ms. Sainz currently serve as members of the Audit Committee. Mr. Weisshaar served on the committee during all of the 2010 calendar year. Mr. Mainelli joined the Committee on December 7, 2010 following the resignation of Thomas J. Kester from the Board on November 29, 2010. Ms. Sainz joined the Committee on February 22, 2011 following the death of Jerry C. Benjamin, who had been serving as Chairman of the committee. Mr. Weisshaar became Interim Chairman of the committee on February 22, 2011. Under the current rules of the Nasdaq Global Select Market and pursuant to Rule 10A-3 of Schedule 14A under the Securities Exchange Act of 1934, as amended, all of the current members of the Audit Committee, as well as all members who served during 2010, are independent. Our Board of Directors has determined that Mr. Weisshaar is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee

The Compensation Committee is responsible for establishing compensation policies and determining, approving and overseeing the total compensation packages for our executive officers and other key employees, including all elements of compensation.

The Compensation Committee administers our Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “2004 LTIP”), the primary equity incentive plan under which we make equity-related awards, and the Orthofix International N.V. Amended and Restated Stock Purchase Plan (the “SPP”), an equity plan under which most of our employees and directors are eligible to purchase Company stock. The Compensation Committee also administers prior plans that continue to have outstanding awards, but under which we no longer grant awards. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives” for information on these plans.

The Compensation Committee met ten times during 2010 (four of which were in-person meetings and six of which were telephonic meetings).

The Board has adopted a written charter for the Compensation Committee, a copy of which is available for review on our website at www.orthofix.com.

Dr. Jordan, Mr. Mainelli and Ms. Sainz currently serve as members of the Compensation Committee. Dr. Jordan serves as Chairman of the committee. All members served during the entire 2010 calendar year. Mr. Kester also served on the Committee as Chairman until his resignation from the Board on November 29, 2010, after which Dr. Jordan was appointed Chairman on December 7, 2010. All persons who served on the Compensation Committee in 2010 satisfied, and all persons currently serving on the Compensation Committee satisfy, the qualification standards of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and Section 16 of the Exchange Act. All members are non-employee, non-affiliated, outside directors and they are considered independent under the current rules of the Nasdaq Global Select Market and the SEC.

No interlocking relationship, as defined in the Exchange Act, exists between our Board or Compensation Committee and the board of directors or compensation committee of any other entity.

The Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become Board members, recommends to the Board nominees for election at each annual general meeting of shareholders, develops and recommends to the Board the Company’s corporate governance principles and guidelines, and evaluates potential candidates for executive positions as appropriate. In connection with this role, the committee periodically reviews the composition of the Board in light of the characteristics of independence, skills, experience and availability of service, with an emphasis on the particular areas of skill and experience needed by the Board at any given time. The committee also periodically reviews with the Chairman of the Board and the President and Chief Executive Officer succession planning for senior management positions, makes recommendations to the Board in connection with succession planning, and assists the Board and the President and Chief Executive Officer in developing and evaluating executive candidates.

The Nominating and Governance Committee met four times in 2010 (all of which were in-person meetings).

The Board has adopted a written charter for the Nominating and Governance Committee, a copy of which is available for review on our website at www.orthofix.com.

Mr. Weisshaar and Drs. Jordan and von Wartburg currently serve as members of the Nominating and Governance Committee. Dr. Jordan served as Chairman of the committee until December 7, 2010, at which time Mr. Weisshaar became Chairman. All members served during the entire 2010 calendar year. All members are independent under the current rules of the Nasdaq Global Select Market and the SEC.

Code of Conduct and Ethics

All Orthofix employees, directors and executive officers are required to comply with the Code of Conduct and Ethics that we have adopted. The goals of our Code of Conduct and Ethics, as well as our corporate compliance program (which we branded the Integrity Advantage™ Program), are to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) the full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct and Ethics, and (v) accountability for adherence to the Code of Conduct and Ethics. Our Code of Conduct and Ethics applies to all areas of professional conduct, including customer relationships, conflicts of interest, financial reporting, use of company assets, insider trading, intellectual property, confidential information and workplace conduct. Under the Code of Conduct and Ethics, employees, directors and executive officers are responsible for promptly reporting potential violations of any law, regulation or the Code of Conduct and Ethics to appropriate personnel or a hotline we have established.

Our Code of Conduct and Ethics is available for review on our website at www.orthofix.com under the Corporate Governance caption in the Investors section.

Board’s Role in Risk Oversight

One of the important roles of our Board of Directors is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit Committee oversees our financial statements and compliance with certain legal and regulatory requirements. The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. In that regard, the Board regularly receives updates from the President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer and internal legal counsel, including in connection with material litigation and legal compliance matters. The Board also receives updates at quarterly in-person Board meetings on committee activities from each committee chairman. In addition, the president or other senior executive of each Company division or business unit periodically reviews and assesses the most significant risks associated with his or her division or unit. These assessments are then aggregated by our management team and presented to our Board of Directors. The Board regularly discusses with management these risk assessments and includes risk management and risk mitigation as part of its on-going strategic planning process.

Shareholder Communication with the Board of Directors

To facilitate the ability of shareholders to communicate with the Board of Directors, we have established an electronic mailing address and a physical mailing address to which communications may be sent: boardofdirectors@orthofix.com, or The Board of Directors, c/o Mr. James F. Gero, Chairman of the Board of Directors, Orthofix International N.V., 3451 Plano Parkway, Lewisville, TX 75056.

Mr. Gero reviews all correspondence addressed to the Board of Directors and presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of Mr. Gero, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our shareholders. Directors may at any time review the log of all correspondence received by Orthofix that is addressed to members of the Board and request copies of any such correspondence.

Nomination of Directors

As provided in its charter, the Nominating and Governance Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominations submitted by shareholders. The Nominating and Governance Committee Charter is available for review on our website at www.orthofix.com.

The Nominating and Governance Committee seeks to create a Board of Directors that is strong in its collective diversity of skills and experience with respect to finance, research and development, commercialization, sales, distribution, leadership, technologies and industry knowledge. The Nominating and Governance Committee reviews with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, skills, experience and availability of service to Orthofix of its members and of anticipated needs. If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director. When the Nominating and Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board at that time given the then current mix of director attributes.

As provided for in our Corporate Governance Guidelines, in nominating director candidates, the Nominating and Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, our Corporate Governance Guidelines state that all nominations should attempt to ensure that the Board shall encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities. Other than as set forth in the Corporate Governance Guidelines with respect to the Board’s objective in seeking directors with a range of talent, skills and expertise, the Board and the Nominating and Governance Committee do not have a formal policy with respect to the diversity of directors.

Under our Corporate Governance Guidelines, directors must inform the Chairman of the Board and the Chairman of the Nominating and Governance Committee in advance of accepting an invitation to serve on another company’s board of directors. In addition, no director may sit on the board of directors of, or beneficially own a significant financial interest in, any business that is a material competitor of Orthofix. The Nominating and Governance Committee reviews any applicable facts and circumstances relating to any such potential conflict of interest and determines in its reasonable discretion whether a conflict exists.

To recommend a nominee, a shareholder shall send notice to the Board c/o Kenneth R. Weisshaar, Chairman of the Nominating and Governance Committee, Orthofix International N.V., 3451 Plano Parkway, Lewisville, TX 75056. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given not later than 180 days before the first anniversary of the last Annual General Meeting of Shareholders. Once we receive the recommendation, the Nominating and Governance Committee will determine whether to contact the candidate to request that he or she provide us with additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must respond to our inquiries within the time frame provided in order to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee has not received any nominations for director from shareholders for the 2011 Annual General Meeting of Shareholders.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Procedures for Approval of Related Person Transactions

The Company’s policies and procedures for the review, approval or ratification of related-party transactions are set forth in our Code of Conduct and Ethics. Our policy is that the Audit Committee will review and approve all related party transactions that meet the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Transactions involving Charles W. Federico

Gregory Federico, son of Charles Federico, is the owner of OrthoPro, Inc. (“OrthoPro”), which acts as an independent third-party distributor for our Breg subsidiary. Charles Federico served as a director of the Company until his retirement from the Board at the 2010 annual general meeting. In 2010, Breg paid commissions to OrthoPro of approximately $1.8 million. The OrthoPro distributor relationship with Breg predates Orthofix’s acquisition of Breg in December of 2003 and commissions paid to OrthoPro are at a rate that the Company considers to be generally accepted in the industry.

Matthew Federico, son of Mr. Federico, was employed by Breg and was paid approximately $116,000 by Breg during 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Overview

Our Compensation Committee, or the Committee, discharges the responsibilities of the Board relating to all compensation of the Company’s executive officers, including equity-based compensation. The Committee guides itself in large part by our executive compensation philosophy. This philosophy reflects a “pay-for-performance” outlook in consideration of our growth (whether internal or as a result of acquisitions) and our objectives of attracting, retaining and motivating executive officers and other key employees while increasing shareholder value. We must attract the right mix of executive officers for us to grow successfully. At the same time, we must retain employees in order to motivate them to help us achieve our goals, especially as we grow. Finally, we must consider all these elements in the context of our ultimate objective of enhancing the value of the Company for our shareholders.

Under this philosophy, the Committee’s goal is to fairly compensate executive officers with an emphasis on providing incentives that balance the promotion of both our short- and long-term objectives. As described in more detail below, achievement of short-term objectives is rewarded through base salary and cash bonuses, while grants of stock options and restricted stock encourage executive officers to focus on our long-term goals. The Committee may choose to materially increase or decrease compensation based on performance and the achievement of the above objectives. These core components remain the basis for our executive compensation philosophy as we continue to grow.

In implementing this overall compensation philosophy for the Company’s executive officers, the Committee is guided by the following principles:

•

Pay for Performance – The Committee places considerable emphasis on the Company’s annual incentive plan, which is intended to reward executive officers for achieving specific operating and financial objectives. The Committee seeks to provide rewards through the annual incentive plan by measuring performance based on key pre-established measures reflecting positive financial performance by the Company and its business units and divisions.

•

Competitive Target Pay Opportunities – The Committee believes that the Company must offer competitive target total compensation to recruit and retain key executive talent. As such, our executive compensation program has been structured to provide total direct compensation (base salary plus target cash opportunities plus long-term incentive grants) at or near the 50th percentile of the prevailing market practices of our industry peers. To ensure that our pay levels are calibrated to reward performance, our programs are designed to deliver actual amounts of pay that are consistent with the Company’s performance.

•

Encourage Executive Share Ownership – The Committee believes that a significant portion of each executive’s compensation and wealth accumulation opportunities should be tied to the Company’s financial performance and share price. Though the remaining pool of stock options available for future issuance under our 2004 long-term incentive plan is currently very limited, we seek to award stock options and restricted stock pursuant to this plan so that over a period of time, a significant portion of an executive officer’s actual compensation is provided in the form of share-based compensation. We also facilitate the purchase of our common stock by executive officers pursuant to a stock purchase plan, and encourage ownership of our common stock by our President and Chief Executive Officer pursuant to stock ownership guidelines we have adopted.

•

Provide Moderate Health and Welfare Benefits – The Committee considers these benefits to be important for each employee, and seeks to provide a moderate level of these benefits to executive officers, generally consistent with the level of health and welfare benefits provided to all Company employees.

Governance of Executive Compensation

As described further below, executive compensation for our executive officers is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee’s compensation decisions are intended to reflect its ongoing commitment to strong compensation governance, which the Committee believes are reflected in the following elements of our executive compensation:

•

Stock Ownership Guidelines Align Our CEO and Directors with Shareholders. During 2010, we adopted stock ownership guidelines that apply to our President and Chief Executive Officer, Chairman, and all members of our Board of Directors.

•

No Promotion of Excessive Risk Taking. We believe that our compensation programs do not encourage excessive risk taking. For example, we do not provide guaranteed bonuses under our annual incentive program, and we have never made “mega” annual equity grants to any of our current management team members. We also utilize multiple performance metrics under our annual incentive plan.

•

No Below-Market Grants or Repricing of Stock Options. Equity awards, including stock options, are never issued with below-market exercise prices, and the repricing of stock options without stockholder approval is expressly prohibited under our long-term incentive plan. The Committee believes that the issuance of discount stock options and authorization of post-grant date repricings are each not performance-based pay practices, and therefore inconsistent with the Committee’s commitment to pay for performance.

•

50th Percentile of Peer Total Compensation Target. Our base salaries and target total compensation for named executive officers is targeted to be at approximately the 50th percentile of companies in a peer group approved by the Committee. This peer group is comprised of organizations within our industry and that are within range of our company size taking into consideration strong pay correlation elements such as revenues and market capitalization. These are also companies with which we may compete directly for executive talent.

•

Pay At Risk Based on Performance. As our programs are designed using a pay for performance philosophy, actual pay realized (earned) by our executives is predominantly at risk through our performance-based annual incentive program and though our long-term incentive grants that consist of both stock options (which will only provide value to executives if our stock price appreciates) and restricted shares.

Compensation Process

The Committee is responsible for establishing and evaluating compensation policies and determining, approving and evaluating employee compensation, including the total compensation packages for our executive officers and other key employees and compensation under the Company’s equity incentive plans and other Company compensation policies and programs. The Committee specifically considers and approves the compensation for the Chief Executive Officer and other executive officers. It is also responsible for making recommendations to the Board regarding the compensation of directors. The Committee relies on select senior executive officers to make recommendations on certain aspects of compensation as discussed below. The Committee acts under a written charter adopted by the Board. The Committee reviews its charter annually and recommends any changes to the Board. The Committee last amended its charter in November 2009. The charter is available on our website at www.orthofix.com. From January 1, 2010 to November 29, 2010, the Committee consisted of Messrs. Kester and Mainelli, Dr. Jordan and Ms. Sainz, with Mr. Kester serving as Chairman. Since December 7, 2010, the Committee has consisted of Dr. Jordan, Mr. Mainelli and Ms. Sainz, with Dr. Jordan serving as Chairman. During 2010, each member of the Committee was an independent, non-employee, non-affiliated, outside director while he or she served on the Committee. The Committee has furnished its report below.

Throughout this proxy statement, the following persons are referred to collectively as our “named executive officers”: (i) Alan W. Milinazzo, our President and Chief Executive Officer through July 31, 2011 (who was our principal executive officer during the 2010 calendar year), (ii) Robert S. Vaters, our Executive Vice President and Chief Operating Officer who will assume the position of President and Chief Executive Officer on August 1, 2011 (who served as our principal financial officer during the 2010 calendar year), (iii) Michael M. Finegan, our Vice President, Corporate Development, and President, Biologics, (iv) Luigi Ferrari, our President, Global Orthopedics Business Unit, (v) Eric Brown, our former President, Spine Stimulation (who ceased employment with the Company as of January 31, 2011), (vi) Kevin Unger, our former President, Orthofix Spinal Implants (who ceased employment with the Company as of November 12, 2010), and (vii) Raymond C. Kolls, our former Senior Vice President, General Counsel and Corporate Secretary (who ceased employment with the Company as of March 31, 2010).

In addition to Messrs. Milinazzo, Vaters, Finegan and Ferrari, our other current executive officers are (i) Brian McCollum, our Chief Financial Officer and Senior Vice President of Finance (who became our principal financial officer on January 10, 2011), (ii) Vicente Trelles, our Senior Vice President, World Wide Operations and Shared Services, (iii) Brad Lee, our President, Global Sports Medicine Business Unit, and (iv) Jeffrey M. Schumm, our Senior Vice President, General Counsel and Corporate Secretary. None of Messrs. McCollum, Trelles, Lee nor Schumm met applicable SEC criteria for being a “named executive officer” as described herein, but some or all of such executives may meet this criteria in future years, and the committee is responsible for setting the compensation for each such executive.

Role of Executive Officers

At the Committee’s request, from time to time certain of our senior management present compensation-related initiatives to the Committee. For instance, while the Committee approves all elements of compensation for executive officers, the Committee requests on an annual basis that senior management aid the Committee in fulfilling its duties by facilitating the gathering of information relating to potential targets and goals under our annual incentive program as well as possible stock option or restricted stock grants, and possible cash retention bonuses. This information is prepared in accordance with the market-based compensation data developed by the Committee’s outside compensation consultant, Towers Watson (formerly named Towers Perrin), and approved by the Committee. The Committee then reviews this information in connection with it setting the annual incentive targets and goals. The Chief Financial Officer is generally responsible for the compensation process within the Company, and provides input to the Committee in such capacity. The President and Chief Executive Officer and Chief Operating Officer also provide the Committee with additional input and perspective in connection with the Committee’s salary determinations for named executive officers. The President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer frequently attend meetings of the Committee in these respective capacities. To the extent required or advisable, these executive officers are excluded from any Committee discussions or votes regarding their compensation.

Compensation Consultant

The Committee has the authority under its charter to retain, at the Company’s expense, outside compensation consultants to assist in evaluating compensation. The Committee also has the authority to terminate those engagements. In accordance with this authority and to aid the Committee in fulfilling its duties, the Committee has engaged Towers Watson since 2004 as its outside compensation consultant.

In its role as compensation consultant, Towers Watson has worked with the Committee to develop our executive and director compensation philosophy, and Towers Watson periodically conducts reviews and updates of our executive officer and director compensation programs and long-term incentive practices at the request of the Committee. For instance, at the Committee’s request, in 2006 and 2008, Towers Watson conducted an assessment of our top five executive compensation levels as compared to the competitive market to determine whether they remain consistent with our compensation philosophy. In connection with this assessment, each time, Towers Watson made comparisons to our then-current peer group and considered the compensation levels and program design for executive officers of those peer group companies based upon publicly-available disclosure regarding the compensation arrangements at those companies. Towers Watson also compared our long-term incentive grant guidelines for all equity-eligible employees and directors to the competitive market to enable the Committee to determine if current equity grant levels are aligned with our compensation philosophy. As part of this process and at the request of the Committee, Towers Watson also conducted a competitive market analysis of outside director pay practices and levels such that the Committee could determine if our current outside director compensation program was aligned with the competitive market. In September 2010, the Committee obtained updated benchmarking survey information from Towers Watson to assess the total cash compensation for our named executive officers. This information indicated that, on average, cash compensation for our named executive officers was within range of the 50th percentile. However, equity levels and total direct compensation levels (which is the sum of cash and equity compensation) were below the market 25th percentile as the Committee had made no grants of equity awards to the named executive officers as the Company had minimal shares left in the shareholder-approved equity pool. Towers Watson has been asked to update the competitive compensation analysis for both the senior executives and the Board of Directors in 2011.

In order to perform their tasks as requested by the Committee, certain of our senior management has shared access to much of the information compiled and provided to the Committee by the consultant. In addition, the Company’s management engages Towers Watson on an ad hoc limited basis, and with the Committee’s permission, in connection with certain human capital-related projects. In 2007, 2008 and 2009, the Committee engaged Towers Watson to assist it with conducting an analysis of the impact of amendments to the 2004 LTIP. In addition, Towers Watson was also retained in 2008 by the Compensation Committee to provide decision quality data related to the Committee’s review and realignment of Orthofix’s compensation peer group and develop competitive compensation data for the top two tiers of management at Orthofix utilizing this peer group such that the Committee could make compensation related-decisions regarding Orthofix’s named executive officers. Towers Watson was also retained by the Committee to develop specific retention model alternatives and recommendations and prepare communication materials to send to the Company’s employees regarding its initial grants of restricted stock under the 2004 LTIP. In 2009 and 2010, Towers Watson was engaged to assist the Company in updating its compensation peer group, in part, to account for recent consolidation in the industry.

Benchmarking

Decisions related to executive compensation program design and pay levels are informed, in part, by the practices and pay levels of comparable peer organizations. During 2010, the Committee engaged Towers Watson to conduct an executive compensation analysis that provided summarized data on market competitive levels of total compensation. In conducting the 2010 benchmarking, Towers Watson utilized a selection of peer companies, which was reviewed and approved by the Committee in March 2010 to ensure that it represented organizations of the appropriate size and complexity based upon key financial factors such as annual gross revenues, shareholder return and market capitalization. This peer group contained the following eighteen medical technology and device manufacturers and distributors with which we may compete against for executive talent.

• AGA Medical Holdings, Inc.*	• Mednax Inc.
• American Medical Systems Holdings Inc.	• NuVasive, Inc.
• Cooper Companies, Inc.	• ResMed, Inc.
• Edwards Lifesciences Corporation	• Sirona Dental Systems Inc.
• Gen-Probe Inc.	• STERIS Corporation
• Haemonetics Corporation	• Thoratec Corporation
• Integra LifeSciences Holding Corporation	• Volcano Corporation
• Intuitive Surgical Inc.	• West Pharmaceutical Services, Inc.
• Medicis Pharmaceutical Corporation	• Wright Medical Group Inc.

* Denotes that the company has subsequently been acquired, but was considered as part of the Company’s 2010 benchmarking survey.

Elements of Executive Compensation

Overview

Our compensation program for executive officers and other key employees in 2010 consisted of three primary elements:

•	annual salary;

•	performance-based incentives in the form of annual cash bonuses; and

•	long-term equity-based incentives, generally in the form of stock options granted under the 2004 LTIP.

The Committee reviews annually what portion of an executive officer’s compensation should be in the form of salary, potential annual performance-based cash bonuses and stock option-based compensation. The Committee believes an appropriate mix of these elements, commensurate with our compensation philosophy, will ensure that our compensation objectives are achieved. See “– Executive Compensation Philosophy” below for more information on the Committee’s guidelines for each element of executive compensation. As part of its decision making process, the Committee reviews information setting forth all components of the compensation and benefits received by our named executive officers. This information includes a specific review of dollar amounts for salary, bonus, perquisites and long-term incentive compensation in the form of stock options.

In addition, during 2010 and 2011, the Committee considered, and ultimately implemented in February 2011, retention cash bonuses to certain executive officers due to special circumstances. In determining to grant these bonuses, the Committee took into account that the Committee had not made any stock option or restricted stock based awards to executive officers during 2010 due to limitations on share availability under the 2004 LTIP, and that the amount of stock option and restricted stock awards made concurrently in February 2011 would be limited by share availability under the 2004 LTIP. (As of May 31, 2011, only 117,496 shares remain available for issuance pursuant to future awards under the 2004 LTIP, and the Committee does not intend to seek an amendment to the plan at the Annual General Meeting.) In addition, the Committee considered the significant additional demands and management challenges that result, in the near term, from several ongoing government investigation and litigation matters facing the Company. The Committee’s intent in making these awards was to compensate executive officers for the Committee’s expectation that aggregate equity-based awards in 2010 and 2011 would be below the Company’s 50th percentile of peer target due to plan availability limitations.

With respect to incentive compensation, the (i) setting of performance goals for the attainment of cash bonuses and the determination of awards thereunder and (ii) determination of the number and type of annual equity-based compensation awards are typically done at different times during the year. The Committee believes that the separation of the timing of these grants and awards provides for increased incentives for the recipients. These incentives are based on financial objectives that are important to the Company, including income or cash flow attainment and sales attainment. Individual performance is also taken into account. The consideration of individual performance enables the Committee to differentiate among executive officers and emphasize the link between personal performance and compensation. We do not currently provide stock appreciation rights or other incentive compensation, but in 2007 we began granting restricted stock to non-executive officers only, in addition to or in lieu of stock option grants. In addition, in February 2011, the Committee made grants of restricted stock to executive officers due to limitations on share availability under the 2004 LTIP which limited the number of stock options that could be granted to such executive officers, causing the Committee to determine that a grant of “full value” awards would be appropriate.

Certain executive officers are eligible to participate in the Orthofix Deferred Compensation Plan, whereby such eligible participants may elect to defer a portion of their earnings each year. Executive officers and directors are also eligible to participate in our SPP. We also provide our executive officers and directors with certain limited perquisites discussed below.

Executive Compensation Philosophy

In March 2008, the Committee approved a “pay-for-performance” executive compensation philosophy. This philosophy takes into account the results of our periodic benchmarking, using both the peer group and survey sources, and assumes that the Company has met its performance goals. This compensation philosophy emphasizes pay at risk through awards made under the cash-based annual incentive plan as well as grants made under the long-term equity compensation program as outlined above.

Pay Element	Market Position	Rationale
Base Salary	50th Percentile	“Competitive” annual salary.

Total Cash Goal(1)	50th Percentile(2)	Target incentive opportunity aligned with market 50th percentile to be “competitive.” Opportunity for greater than “competitive” cash compensation only if individual and company performance exceeds target goals.

Long-Term Incentive Grants	The annual long-term equity incentive grant program is designed to align senior management with shareholders while being fair and competitive(3)	Long-term incentive grants are awarded weighing the following: market competitive expected value delivered annually, individual and company performance, share utilization/dilution, executive alignment with shareholder interests and retention of key employees.

Total Direct Compensation Goal(4)	50th Percentile	Align long-term incentive plus total cash with shareholder interests and reward individual and company long-term performance.

(1)	Total cash compensation equals annual salary plus annual cash incentives.
(2)	Actual award levels will vary within a set range developed around a target based upon primarily company performance goals, but also individual performance goals.
(3)	As noted below, the equity grants may be higher or lower than the market 50th percentile based upon a variety of factors.
(4)	Total direct compensation equals total cash plus annualized expected value of long-term incentives.

Our target percentiles are guidelines. The annual salary, annual incentive awards and equity awards may be higher or lower than the 50th percentile for certain individuals based upon company and individual performance, competitive market practices, shareholder alignment, availability of shares for equity grants and the need for executive retention. The Committee may depart from the target percentiles for other purposes based upon particular facts and circumstances that apply to an individual, entity or a division at the time, including adjustments due to market conditions, the promotion of employees and other factors.

The Committee generally engages a compensation consultant to provide peer group benchmarking survey information every few years. In years when benchmarking survey information is not procured, the Committee uses data provided to the Committee during the prior year, and makes cost-of-living or other adjustments as it deems appropriate. The Committee obtained benchmarking survey information from Towers Watson in March 2008, which was used in the Committee’s determination of compensation levels for 2008. The Committee did not procure new benchmarking survey data when setting 2009 and 2010 compensation levels in February 2009 and January 2010, respectively, but instead used the prior year’s data and applied merit and cost-of-living adjustments, which adjustments generally increased compensation in the amount of 3-5% per executive from prior year amounts (except with respect to executives who had received promotions, whose compensation was also increased to reflect such promotions).

In September 2010, the Committee obtained updated benchmarking survey information from Towers Watson. This information indicated that, on average, cash compensation for our named executive officers was within range of the 50th percentile. However, equity levels and total direct compensation levels (which is the sum of cash and equity compensation) were below the market 25th percentile as the Committee had made no grants of equity awards to the named executive officers as the Company had minimal shares left in the shareholder-approved equity pool. Based on this information, the Committee determined that the Company’s current executive compensation levels were slightly below the 50th percentile targeted amounts for peer companies. The Committee considered this information when setting annual salaries in March 2011, as well as in connection with the Committee’s determination to institute retention cash bonuses due to special circumstances in February 2011.

Annual Salary

The Committee makes annual determinations with respect to the salaries of executive officers. In making these decisions, the Committee considers each executive officer’s performance, the market compensation levels for comparable positions within and outside our peer group, performance goals and objectives and other relevant information, including recommendations of the Chief Executive Officer.

The Committee approved salary increases for our named executive officers in March 2011. These increases, which were generally in the amount of 3-4% for officers not receiving a promotion, were designed to bring base salary amounts in line with the 50th percentile of our industry peer group based on the September 2010 benchmarking data obtained by the Committee from Towers Watson. The 2011 annual base salary amounts for our named executive officers are as follows:

Name	Title	2011 Annual Base Salary
Alan W. Milinazzo	President and Chief Executive Officer through July 31, 2011	$567,840	(1)
Robert S. Vaters	Executive Vice President and Chief Operating Officer through July 31, 2011 and President and Chief Executive Officer effective August 1, 2011	$600,000	(2)
Michael M. Finegan	President, Biologics and Vice President, Corporate Development	$328,879
Luigi Ferrari	President, Global Orthopedics Business Unit	€247,561

(1)	Amount shown represents Mr. Milinazzo’s current annualized salary. As further described herein, Mr. Milinazzo has entered into a letter agreement with the Company that provides that he will cease to serve as the Company’s President and Chief Executive Officer effective August 1, 2011, at which time he will cease to receive his base salary, but will receive other severance benefits.
(2)	Amount shown represents Mr. Vaters’ annualized salary effective August 1, 2011. Until August 1, 2011, Mr. Vaters’ annualized salary will be $456,500.

Performance-Based Incentives

Annual Incentive Program

The Committee believes that a significant portion of the compensation for each executive officer should be in the form of annual performance-based cash bonuses. Short-term incentives, like our annual incentive program, tie executive compensation to our immediate financial performance as well as, to a certain extent, individual performance. Each executive officer generally participates in our annual incentive program as it is our primary means of providing for an annual cash bonus.

The annual incentive program is based on goals determined by the Committee in line with annual budgets approved by the full Board. Under our program, at the outset of each year the Committee establishes target performance goals and a range of performance around the target performance goals for which a bonus would be paid as described below. We set the performance goals with the intent that it will be challenging for a participant to receive 100% of his or her incentive opportunity target award. However, an executive officer can earn from 0% to 150% of his or her targeted bonus based upon actual performance measured against the range of established performance goals. Varying bonuses are paid for the attainment of specified goals within that range. For named executive officers the maximum bonus is a percentage of that person’s salary. See “Agreements with Named Executive Officers” below for more information on the target opportunities for each named executive officer under the annual incentive plan.

In general, we establish separate performance goals for each of (i) Orthofix and its subsidiaries on a consolidated basis, and (ii) each of our business units on an individual basis. Each participant in the program is assigned to one or more of these categories. The Chief Financial Officer is responsible for overseeing the process of determining proposed goals for the Company and each of its business units.

The proposed goals and related matrix are then provided to the Committee for review and approval. To calculate the bonus amount, the achievement percentage for each component is multiplied by its component’s percentage weight. The products are added together to produce a resulting weighted percentage. For each participant, this percentage is used to determine what amount of the pre-established bonus goal amount will be paid. The weighted percentage is then multiplied by the target amount of bonus for which that participant is eligible. The following is an illustration only of how this calculation may work using sample attainment percentages and maximum eligible bonus numbers:

Performance Goal	Weighting	Attainment	Product
Revenue	50%	100%	50%
EBITDA	50%	75%	37.5%

		Weighted Percentage:	87.5%

Target Bonus: 50% of base salary of $200,000 = $100,000

Bonus Calculation: $100,000 (at target) multiplied by 87.5% (weighted percentage attainment) = $87,500 bonus

The Committee has the discretion to review an entity’s or business unit’s actual results (or an individual’s or division’s performance) and consider certain mitigating factors, such as one-time costs or events such as acquisitions or other unique corporate (or personal) events not contemplated at the time the goals were established. These may be excluded from the financial information used in connection with the determination of bonuses or the financial (or individual) information may be otherwise adjusted in light of these mitigating factors.

Typically, the goals are set in February for the current year and payments are made the following March for the previous fiscal year. In 2010, the Committee approved the goals in February. All members of the Committee participated in the determination of the cash bonus amounts to be paid to the named executive officers for their performance and services during 2010. Executive officers are notified in writing of the goals and bonus eligibility for any given year. The terms of the notice generally require that the executive officer be an employee on the date of payment in order to be paid any compensation under the annual incentive program.

2010 Performance Goals for Named Executive Officers

The annual incentive program in 2010 consisted of the following performance goal components and were weighted as follows for Messrs. Milinazzo, Vaters and Finegan:

•

50% – based on the attainment of a specified dollar amount of revenue for Orthofix and its subsidiaries on a consolidated basis (described as “Revenue” in the table below and further described in footnote 1 below); and

•

50% – based on the attainment of a specified EBITDA target for Orthofix and its subsidiaries on a consolidated basis (described as “EBITDA” in the table below and further described in footnote 2 below).

For Mr. Ferrari, the two components described directly above were given 12.5% weight each, and the following additional components were also given the following weights:

•

37.5% – based on the attainment of a specified dollar amount of revenue for Mr. Ferrari’s applicable business units (described as “Revenue” in the table below for Mr. Ferrari’s applicable business units); and

•

37.5% – based on the attainment of a specified dollar amount of operating income (excluding depreciation, amortization and FAS123R expense) (described as “Operating Income” in the table below for Mr. Ferrari’s applicable business units.

In July 2010, Mr. Ferrari was promoted to President, Global Orthopedics Business Unit. As a result, the Committee determined with respect to Mr. Ferrari to allocate 7/12th of the two components described directly above to the Company’s international business unit, and 5/12th of such components to the Company’s total orthopedics business unit.

We developed these weightings with the intent of linking most of the bonus to quantifiable entity or business unit performance measures. The performance range for each of the goals is 25% to 150%. The table below describes the goals for each of the categories assigned to our Named Executive Officers. Each goal is shown as percent growth from 2009.

Category of 2010 Goals (Shown as Percent Growth from 2009 Except as Noted)	Percent Achievement Targets(1)						Actual 2010 Percent Growth from 2009 Achieved	Actual 2010 Percent Achievement(2) of Target
	25%	50%	75%	100%	125%	150%
Orthofix and its Subsidiaries on a Consolidated Basis
Revenue	1.1%	2.5%	2.8%	4.7%	6.9%	9.2%	3.3%	81%
EBITDA(3)	10.7%	13.2%	15.7%	18.4%	21.0%	24.9%	22.7%	136%

International
Revenue	-17.3%	-16.0%	-14.6%	-13.0%	-11.2%	-9.2%	-10.7%	132%
Adjusted Operating Income(4)	20.4%	22.4%	24.5%	26.7%	29.2%	32.0%	23.2%	59%

Total Orthopedics
Revenue	25.8%	27.8%	30.0%	32.3%	35.1%	38.0%	33.4%	110%
Adjusted Operating Income(4)	7.8	11.8%	15.2%	18.7%	23.8%	30.8%	27.4%	138%

(1)	The Committee’s approval of targeted goals provided that effects from acquisitions or divestitures during the calendar year, as well as any reorganization or restructuring programs during such calendar year, would be excluded from achievement calculations. Consistent with the foregoing, the targets shown are as adjusted to reflect the effects (both gains and losses) attributable to the sale of the Company’s vascular business in March 2010. In addition, results were calculated to exclude the effects of the Company’s restructuring announced in December 2010.
(2)	All results are calculated on a constant currency basis.
(3)

EBITDA is calculated for this purpose pursuant to the definition of “Consolidated EBITDA” contained in the Company’s credit agreement, dated August 30, 2010. Under this definition, EBITDA is calculated by adjusting reported net income to eliminate extraordinary items of income or loss, gains or losses resulting from non-ordinary course asset sales or disposition, and non-cash gains or losses (subject to certain exceptions as further defined in the definition). The credit agreement was filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed on August 31, 2010, which can be found at the SEC’s website at www.sec.gov.

(4)	Adjusted operating income consists of operating income at the applicable business unit plus depreciation, amortization and stock-based compensation expense, as adjusted to eliminate any extraordinary items.

2010 Performance Goal Results for Named Executive Officers

In March 2011, after reviewing the results achieved in 2010 for each of the relevant components (as shown in the far right column of the table above), the Committee determined that a 108% weighted achievement percentage was attained by each of Messrs. Milinazzo, Vaters, and Finegan, and that a 99% achievement percentage was attained by Mr. Ferrari with respect to the first seven months of the year, and a 120% achievement percentage was attained by him with respect to the last five months of the year. These weighted achievement percentages were then multiplied by each officer’s respective base salary and “participation percentage” to calculate the applicable bonus earned. In the case of Messrs. Vaters and Ferrari, whose base salaries and “participation percentages” were increased in July 2010 with respect to the last five months of the year, pro-rated calculations were made with respect to the first seven months of the year and the last five months of the year, and then added together to determine the total year bonus. These results are described in the table below.

	Annual Base Salary		Target Bonus Percentage of Salary	Weighted Percent Achievement	Total Annual Incentive Plan Bonus
Alan W. Milinazzo	$546,000		90%	108%	$530,712

Robert S. Vaters
Jan. 2010 – July 2010	$220,827	(1)	60%	108%	$143,096
Aug. 2010 – Dec. 2010	$172,917	(2)	90%	108%	$168,075

Full-Year Total					$311,171

Michael Finegan	$319,300		50%	108%	$172,422

Luigi Ferrari
Jan. 2010 – July 2010	€131,282	(3)	50%	99%	€64,985
Aug. 2010 – Dec. 2010	€93,773	(4)	60%	120%	€67,517

Full-Year Total					€132,501

(1)	Represents 7/12th of Mr. Vaters’ annual salary of $378,560 that was in effect from January 1, 2010 through July 31, 2010.
(2)	Represents 5/12th of Mr. Vaters’ annual salary of $415,000 that was in effect from July 31, 2010 through December 31, 2010.
(3)	Represents 7/12th of Mr. Ferrari’s annual salary of €131,282 that was in effect during 2010.
(4)	Represents 5/12th of Mr. Ferrari’s annual salary of €131,282 that was in effect during 2010.

Payouts to the named executive officers under the annual incentive program are reflected in column (g) of the “Summary Compensation Table.”

Outside of the annual incentive program, in any year the Committee has and does exercise its discretion to grant bonuses for performance or for other circumstances in any year, such as in the cases of new hires and promotions. In February 2010, the Committee awarded Mr. Vaters a discretionary bonus of $100,000 to recognize the Committee’s determination that he had made significant contributions to the Company during the 2009 year beyond the scope of his responsibilities. However, the Committee did not make any discretionary bonuses with respect to performance in 2010.

Long-Term Equity-Based Incentives

Our primary equity compensation plan for executive officers is the 2004 LTIP. Some current and former executive officers continue to hold outstanding awards under one or more of our prior equity-compensation plans, namely our Staff Share Option Plan and Performance Accelerated Stock Option Inducement Grants. We no longer grant awards under these plans. All executive officers and directors are also eligible, at their discretion, to purchase shares of common stock pursuant to our SPP. Each plan is described below. The Committee administers each of these plans (other than the Staff Share Option Plan) and only the Committee makes grants to named executive officers under the 2004 LTIP. In addition, the Committee has authority to make inducement grants to newly hired employees, as it did in 2008, 2009 and 2011 in connection with the hiring of Messrs. Vaters, Unger and Trelles, respectively. These inducement grants are made on terms that are substantially the same as grants made under our 2004 LTIP.

The Committee’s date of approval of a stock option or restricted stock grant is typically the second quarterly in-person Board meeting of the fiscal year, though in 2010, the Committee did not make any grants during the 2010 calendar year due to the limited share capacity available under the 2004 LTIP, and instead made grants in February 2011. The grant date of a stock option or restricted stock is on or after the approval date and typically is the last business day of June for any options approved at this second Board meeting. Actual grant dates are determined, among other factors, in accordance with past practice for annual grants, the Committee’s determination of an appropriate grant date, as well as our communications policy. Under this policy, employees are alerted to their option grants and grants of restricted stock. We also take into account that approvals may be required in advance of expected acquisitions, new hires or other transactions. For example, in connection with expected new hires, the grant approval may be included in an offer letter even though the actual date of grant is typically not until the employee’s first day of employment. Our policy, in accordance with the 2004 LTIP, is that the closing price of the stock on the date of grant will be used to price stock options.

The Committee generally grants stock options and restricted stock as noted above and does not specifically take into consideration the release of material non-public information when determining whether and in what amount to make stock option grants and grants of restricted stock. In addition, the Committee does not have a specific policy of setting grant dates in coordination with the release of material non-public information and we do not have a policy of timing our release of material non-public information for the express purpose of affecting the value of executive compensation.

Current Equity Compensation Plans

2004 Long-Term Incentive Plan

The 2004 LTIP is a long term incentive plan that was originally adopted by the Board on April 15, 2004. The original plan was approved by shareholders on June 29, 2004 and was amended and restated on November 5, 2004 and on June 20, 2007 and amended further on June 19, 2008. As of May 31, 2011, 117,496 shares remain available for issuance pursuant to future awards under the 2004 LTIP. Awards can be in the form of a stock option, restricted stock, restricted share unit, performance share unit, or other award form determined by the Board. Awards expire no later than 10 years after the date of the grant. To date, we have granted only non-qualified stock options and restricted stock under the plan. Stock options and restricted stock generally vest equally in one-third increments beginning on the first anniversary of the date of grant, so long as the grantee remains an employee of the Company, but the Committee may provide different vesting provisions depending on the nature of and reason for the grant (or in the event of a change of control or termination of employment).

The goal of our 2004 LTIP is to create an ownership interest in the Company in order to align the interests of executive officers with shareholders, to more closely tie executive compensation to our performance and to create long-term performance and service incentives for executive officers and other key employees. Stock options and restricted stock awards are granted to executive officers and other employees:

•	in conjunction with the second quarterly in-person Board meeting of the fiscal year, generally held in May or June;

•	as new-hire incentives or in connection with promotion to a new position;

•	in connection with our acquisitions; and

•	otherwise in connection with retention, reward or other purposes based on the particular facts and circumstances determined by the Committee.

In 2010, the Committee made no grants of stock options. In February 2011, the Committee granted the following stock option and restricted stock amounts to our named executive officers:

Name	Stock Options	Shares of Restricted Stock
Alan W. Milinazzo	25,000	20,000
Robert S. Vaters	20,000	17,000
Michael Finegan	13,000	10,000
Luigi Ferrari	11,000	8,000

The Committee determined these amounts by approving a total stock option and restricted stock pool for all executive officers and employees and allocating them amongst individuals according to responsibility levels within the organization and in a manner consistent with other elements of their individual compensation. In addition, in connection with his promotion to President and Chief Executive Officer effective August 1, 2011, the Committee granted to Mr. Vaters on June 15, 2011 stock options to acquire 25,000 shares of common stock.

The 2004 LTIP was amended in 2008 to limit the number of shares of Company common stock that may be awarded under the plan after June 19, 2008 as “full value” awards (such as restricted share units payable in Company common stock, performance share units payable in Company common stock, restricted stock and Other Awards (as defined in the 2004 LTIP) payable in Company common stock) to 100,000 shares.

The Company maintains a Stock Option and Restricted Stock Delegation Policy under which the Committee has delegated to the President and Chief Executive Officer for 2011 the authority to grant, subject to availability under the plan, up to an aggregate of 125,000 stock options and restricted stock awards (referred to as delegated awards) during the calendar year to newly-hired employees, employees who are promoted to new positions within the Company, and employees of the Company deemed eligible due to outstanding or special performance; provided, however, that for purposes of the delegation, any stock option grant counts as one delegated award and any restricted stock award counts as four delegated awards, such that no more than 31,250 restricted stock awards may be made under the delegation in any calendar year. For example, if one employee is granted 1,000 stock options and 1,000 shares of restricted stock, that grant would count as 5,000 delegated awards. Any single employee award is limited to a maximum of 15,000 delegated awards (a maximum of 3,750 restricted stock awards). These grants of delegated awards may not be made to officers obligated to file reports under Section 16(a) of the Exchange Act.

Under the Company’s current stock option agreement form (which has been used since 2009), options vest and become exercisable in one-third increments on each of the first, second and third anniversaries of the grant date (or in the event of a change in control or, under certain circumstances, termination of employment). The options expire and are no longer exercisable 10 years from the grant date and are subject to early termination as a result of a termination of employment or a change of control of the Company. Other relevant provisions in the nonqualified stock option agreement are as follows:

•

If, prior to an option vesting, the optionee’s employment is terminated other than (1) for cause, (2) upon death or permanent disability, or (3) voluntary termination (as defined in the form option agreement but excluding a retirement in accordance with the Company’s retirement policies (if any) or a termination for “good reason” if the optionee has entered into an agreement with the Company providing for a termination for “good reason”), any options that would have been vested as of

December 31 of the year in which termination occurs shall automatically vest as of the date of termination and remain exercisable by the optionee for 180 days after the date of such termination of employment. The options will be cancelled and will revert back to the Company to the extent not exercised within such period. Any unvested options on the date of termination will also be cancelled and will revert back to the Company on such date.

•

If the optionee’s employment is terminated by reason of death or permanent disability, all options shall automatically vest and remain exercisable by the optionee (or a transferee under a domestic relations order, the optionee’s estate, personal representative or beneficiary, as applicable) for 12 months after the date of such termination of employment. The options will be cancelled and will revert back to the Company to the extent not exercised within such period.

•

If the optionee’s employment is terminated for cause or if the optionee terminates employment under circumstances constituting a voluntary termination, the optionee may exercise the options (only to the extent vested at the date of termination) at any time within three months after the date of such termination in accordance with their terms. The options will be cancelled and will revert back to the Company to the extent not exercised within such period. Any unvested options on the date of termination will also be cancelled and will revert back to the Company on such date.

•

Upon the occurrence of a change of control of the Company, all options shall automatically vest and remain exercisable in accordance with the provisions applicable thereto. The options will expire and no longer be exercisable to the extent not exercised within 10 years from the grant date.

Certain grants made prior to 2009 include terms that provide that if an executive has an employment agreement with the Company, he or she will have the full term to exercise his or her options in circumstances described above where the optionee has 180 days under the current form.

The Company has historically utilized stock options as the principal means of providing its executive officers and other employees with equity incentive compensation. However, following the adoption of the amended 2004 LTIP in June 2007, the Compensation Committee began making grants of restricted stock to certain employees who held an employee title of director or below as part of the Company’s compensation strategy of linking long-term benefits to the rate of return received by stockholders and as a retention device. Beginning in February 2011, the Committee began making grants of restricted stock to executive officers.

The restricted stock granted by the Company has a vesting period that must be satisfied before the shares are available to the employee. The restricted shares of stock granted by the Company typically vest with respect to one-third of the shares covered by each grant agreement on the first, second and third anniversaries of the grant date (or in the event of a change of control or, under certain circumstances, termination of employment).

Stock Purchase Plan

Our SPP, as amended, provides for the issuance of shares of our common stock to eligible employees and directors of the Company and its subsidiaries that elect to participate in the plan and acquire shares of our common stock through payroll deductions (including executive officers). During each purchase period, eligible individuals may designate between 1% and 25% (or any other percentage as determined by the Compensation Committee) of their cash compensation to be deducted from that compensation for the purchase of common stock under the plan. Under the plan, the purchase price for shares is equal to the lower of (i) 85% of the fair market value per share on the first day of the plan year and (ii) 85% of the fair market value of such shares on the last day of the plan year. The plan year begins on January 1 and ends on December 31. As amended, up to a total of 1,850,000 shares may be issued under the SPP.

Previous Equity Compensation Plans

Staff Share Option Plan

The Staff Share Option Plan is a fixed share option plan which was adopted in April 1992. There are no options remaining to be granted under the Staff Share Option Plan and, as of May 31, 2011, only 85,875 stock options granted under it remain outstanding. All outstanding stock options are vested. Under the Staff Share Option Plan, we granted options to our employees at the estimated fair market value of such options on the date of grant. Options granted under the Staff Share Option Plan expire 10 years after date of grant.

Performance Accelerated Stock Option Inducement Agreements or PASOs

On December 30, 2003, in conjunction with the acquisition of Breg, Inc., we granted inducement stock option awards to two key executive officers of Breg, Inc. The exercise price was fixed at $38.00 per share on November 20, 2003, which was the date Orthofix announced the agreement to acquire Breg, Inc. As of March 31, 2011, 200,000 of these stock options remain outstanding. Under the terms of the applicable stock option agreements, these stock options will lapse and be cancelled if not exercised by December 31, 2012.

2011 Cash Retention Bonuses

In February 2011, the Committee approved a cash retention bonus program for certain executive officers and key employees of the Company due to the special circumstances described below. The program consists of retention bonus awards in an aggregate amount of $1,100,000 to certain executive officers, and $300,000 to certain key employees who are not executive officers. In determining to grant these bonuses, the Committee took into account that the Committee had not made any stock option or restricted stock based awards to executive officers during 2010 due to limitations on share availability under the 2004 LTIP, and that the amount of stock option and restricted stock awards made concurrently in February 2011 would be limited by availability under the 2004 LTIP. (As of May 31, 2011, only 117,496 shares remain available for issuance pursuant to future awards under the 2004 LTIP, and the Committee does not intend to seek an amendment to the plan at the Annual General Meeting.) In addition, the Committee considered the significant additional demands and management challenges that result, in the near term, from several ongoing government investigation and litigation matters facing the Company. The Committee’s intent in making these awards was to compensate executive officers for the Committee’s expectation that aggregate equity-based awards in 2010 and 2011 would be below the Company’s 50th percentile of peer target due to plan availability limitations. Fifty percent (50%) of each participant’s special cash retention bonus award is payable on December 31, 2011, and fifty percent (50%) of such award is payable on June 30, 2012. In each case, payment of the applicable bonus installment is contingent upon the applicable participant remaining an employee of the Company or one of its subsidiaries as of the respective payment date. If a participating executive or employee is not employed on an applicable payment date, the bonus installment in question will be forfeited and not payable. The Company’s named executive officers participate in the plan as follows:

Name	Total Amount
Robert S. Vaters	$350,000
Michael Finegan	$150,000
Luigi Ferrari	$150,000

Other Compensation

Deferred Compensation Plan

In December 2006, the Board approved the adoption of the Orthofix Deferred Compensation Plan by Orthofix Holdings, Inc. This plan became effective on January 1, 2007, and its terms essentially mirror our 401(k) plan. Prior to January 1, 2009, all non-employee directors of the Company, Orthofix Holdings, Inc. and any of their subsidiaries (which we refer to as the Parent Group) that have been approved for participation and a select group of management or highly compensated employees of the Parent Group were eligible to participate (including named executive officers). As a result, a number of our executive officers, as well as Messrs. Gero and Kester, elected to participate under the plan. In order to comply with Section 457A of the Code, the plan was amended and restated effective January 1, 2009 to provide, among other things, that following such date, (i) directors are not eligible to defer director’s fees received following January 1, 2009, and (ii) no employee who is a U.S. taxpayer who performs services for the Company and who receives compensation for services performed for the Company will be eligible to defer any of such compensation received following such date. (However, if the U.S. taxpayer performs services for a member of the Parent Group other than the Company and receives compensation for such services, he will be able to participate in the plan with respect to compensation received for services performed for the other members of the Parent Group.) The treatment of previously deferred amounts by such former participants is described below. As a result of the amendment, non-employee directors are no longer eligible to make new contributions to the plan.

Under the plan, as amended and restated, participants may elect to defer salary and bonus on a pre-tax basis. The minimum deferral amount is $2,000 per plan year and the maximum deferral amounts are 50% of the participant’s salary and bonuses. The plan year is the calendar year. The plan is intended to be an unfunded plan under the provisions of ERISA and although the amounts deferred are considered fully vested, none of the Parent Group members are required to set aside funds for the payment of benefits under the plan, such benefits being paid out of the general assets of the Parent Group member that employs the particular participant receiving the benefit or for which the particular participant serves as a director. Orthofix Holdings, Inc. has established a rabbi trust to provide funds for the payment of benefits under the plan, and it is currently making discretionary contributions to the rabbi trust in amounts equal to the compensation deferred by plan participants. While the rabbi trust is an asset of Orthofix Holdings, Inc. and can be revoked by Orthofix Holdings, Inc. at any time, upon a change of control, the rabbi trust will become irrevocable and must be used to pay plan benefits. Further, if a change of control occurs, Orthofix Holdings, Inc. must make a contribution to the rabbi trust in an amount that is sufficient to pay all plan benefits and the projected fees and expenses of the trustee of the rabbi trust. It is intended that the terms of the plan will be interpreted and applied to comply with Section 409A of the Internal Revenue Code.

In general, participants may defer compensation under the plan by submitting a Participation Agreement (as defined in the plan) to the plan administrator by December 31 of the calendar year immediately preceding the plan year, and newly eligible participants may participate in a partial year by submitting such an agreement within 30 days of becoming eligible for participation in the plan. For record keeping purposes, accounts shall be maintained for each participant to reflect the amount of his deferrals and any hypothetical earnings or losses on the deferrals. Participants must designate the portion of their contributions to be allocated among the various independently established funds and indexes chosen by the plan administrator, or Measurement Funds, to measure hypothetical earnings and losses on the deferred amounts. The balance credited to each participant’s account will be adjusted periodically to reflect the hypothetical earnings and losses. We are not obligated to invest any amount credited to a participant’s account in such Measurement Funds or in any other investment funds.

A participant may elect to receive an in-service distribution of the balance credited to his plan account in a lump sum or in a series of annual installments over a one, three, five or ten-year period. In the event a participant terminates employment with the Parent Group for any reason other than retirement or death, the participant will receive a distribution of the entire amount credited to his account in a single lump sum. In the case of a termination due to retirement or in the case of a change of control, the participant can elect to receive either a single lump sum or a series of annual installments over a one, three, five or ten year period. In the case of a termination due to death or if a participant experiences a disability, the balance credited to the participant’s account will be paid out in a single lump sum, unless installment payments have already begun at the time a participant dies. In such a case, such installments shall be continued as originally elected unless the participant’s beneficiary is a trust or estate, in which case the remaining balance will be paid in a lump sum. In the case of amounts previously deferred by former participants, such amounts will be distributed to each former participant on the earlier of (i) December 31, 2017, payable in a single lump sum, or (ii) the specified date or the installment schedule previously elected by such former participant, or pursuant to the provisions described above in the event of such former participant’s death or disability or a change of control. Participants may also petition the plan administrator to suspend any deferral contributions being made by the participant and receive a payout from the plan in the event of an unforeseeable emergency (as defined in the plan). No participant or beneficiary may alienate, transfer, pledge or encumber plan benefits prior to payment.

Currently there are no longer any non-employee directors who make contributions to the plan.

Relocation and Temporary Living Expenses

In connection with the opening of our new principal office in 2010, we have relocated the principal place of employment of several of our executive officers to Lewisville, Texas. In connection with these relocations, we have paid, on an after-tax basis, certain moving and other relocation expenses, as well as temporary living expenses, for certain executive officers. Of the persons constituting named executive officers during 2010, only Mr. Vaters received these benefits. During 2010, Mr. Vaters was paid approximately $39,890 for temporary housing allowance expenses. In addition, under his new employment agreement entered into in connection with his promotion to President and Chief Executive Officer as of August 1, 2011, the Company has agreed to pay, on an after-tax basis, certain specified moving, housing, travel and other relocation and living costs in connection with his relocation (including a $3,500 monthly housing and living allowance and reimbursement for bi-monthly air travel in connection with Mr. Vaters commuting to the Dallas / Fort Worth, Texas metropolitan area until no later than August 1, 2013.

Perquisites and Other Personal Benefits

Our executive officers are entitled to or may otherwise be the beneficiaries of certain limited perquisites including a car allowance, reimbursement for tax preparation expenses and an annual physical exam. In addition, our executive officers and directors are entitled to reimbursement of expenses relating to their spouse’s travel in connection with no more than one Board meeting per year. We do not consider any of these significant or out of the ordinary course for similarly situated companies.

Other Plans

Executive officers participate in our 401(k) plan on the same basis as other similarly situated employees. Other than the Orthofix Deferred Compensation Plan, we do not have a long-term retirement plan or other deferred compensation plan.

Employment and Other Agreements with the Company

Pursuant to employment agreement guidelines adopted by the Committee, each of Messrs. Milinazzo, Vaters and Finegan have employment agreements. Mr. Ferrari, who is employed by the Company’s Italian subsidiary, has an employment relationship that is governed by certain Italian laws and collective bargaining arrangements instead of a written employment agreement. Generally, our employment agreement guidelines provide that executive officers who report directly to the Chief Executive Officer receive full employment agreements that provide for a term of employment, renewal terms, base salary and bonus provisions, eligibility for equity incentive compensation, benefits and restrictive provisions (non-competition, non-solicitation, confidentiality and invention assignment), as well as a variety of payments depending on the circumstances surrounding the executive officer’s separation from the Company.

The guidelines generally require a one-year waiting period of employment prior to our entering into these employment agreements. However, these guidelines may be waived if an employment agreement is determined to be necessary or advisable, such as to attract or retain certain persons. Further, the Compensation Committee need not review and approve employment agreements which are legally required or normal and customary in certain jurisdictions and which are not considered “full employment agreements” as outlined in the guidelines.

The employment agreement guidelines do not address every situation, and the Committee deviates and makes employment agreement decisions based on particular facts and circumstances. Any exceptions to these guidelines must be approved by the Committee.

All officers receiving full employment agreements and selected other executive officers or employees that are exposed to legal risk in the performance of their employment, as well as all directors, also receive indemnity agreements from the Company. See “Agreements with Named Executive Officers” for more information on the terms of particular employment agreements.

Elements of Post-Termination Executive Compensation

In accordance with our employment agreement guidelines, certain of our senior executive officers have employment agreements with one of our subsidiaries (typically Orthofix Inc. in most instances). These agreements outline the compensation payable to each executive officer, which is consistent with the pay structure described above. They are also intended as a retention tool for senior executive officers and to remove some of the uncertainty surrounding potential change of control transactions. To that end, the agreements provide for certain payments upon termination (e.g., without cause, for good reason, etc.), which payments increase in certain instances following a change of control. For instance, following a change of control, the amount payable for termination without cause or for good reason generally increases by 25% to 50%, depending on the executive. With respect to a change of control, most agreements provide for a “double-trigger” so that a change of control itself does not trigger any payments. However, under separate option agreements, all stock options immediately vest upon a change of control without reliance on any other triggering event. The employment agreements and the 2004 LTIP each provide specified definitions of what constitutes a “change of control.”

Stock Ownership Guidelines

Upon recommendation of the Compensation Committee, the Board adopted formal stock ownership guidelines in June 2010. The guidelines apply to the Company’s Chief Executive Officer and each member of the Board. Under the guidelines, the Chief Executive Officer and Chairman of the Board are each encouraged to have an ownership in the Company’s common stock equal to three times his annual salary or director fee amount, as applicable. Other members of the Board are each encouraged to have an ownership in the Company’s common stock equal to two times his or her annual director fee amount. Under the guidelines, these multiples should be achieved by the later of (i) 5 years from appointment or election, as applicable, or (ii) 5 years from the date of adoption of the guidelines. Thereafter, each participant is asked to maintain ownership levels at or above these multiples.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation payments to our named executive officers in excess of $1 million per year per person, unless certain requirements are met. Although compensation paid to the named executive officers has historically not exceeded deductibility limits under Section 162(m) of the Internal Revenue Code, to the extent that it is practicable and consistent with our executive compensation philosophy, we intend to comply with Section 162(m) of the Internal Revenue Code. At our 2009 annual general meeting, our shareholders approved the material terms for the payment of incentive compensation to the named executive officers under the Company’s annual incentive program. As a result, the compensation paid pursuant to such material terms will be fully deductible by the Company under

Section 162(m) of the Code even if such compensation exceeds $1 million for year per person. If compliance with Section 162(m) of the Internal Revenue Code conflicts with our compensation philosophy or is determined not to be in the best interest of our shareholders, the Committee will abide by our compensation philosophy.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The Compensation Committee

Dr. Guy J. Jordan, Chairman

Michael R. Mainelli

Maria Sainz

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our named executive officers with respect to 2009 and 2010. Our named executive officers consist of (i) Alan W. Milinazzo, our President and Chief Executive Officer through July 31, 2011 (who was our principal executive officer during the 2010 calendar year), (ii) Robert S. Vaters, our Executive Vice President and Chief Operating Officer who will assume the position of President and Chief Executive Officer on August 1, 2011 (who served as our principal financial officer during the 2010 calendar year), (iii) Michael M. Finegan, our Vice President, Corporate Development, and President, Biologics, (iv) Luigi Ferrari, our President, Global Orthopedics Business Unit, (v) Eric Brown, our former President, Spine Stimulation (who ceased employment with the Company as of January 31, 2011), (vi) Kevin Unger, our former President, Orthofix Spinal Implants (who ceased employment with the Company as of November 12, 2010), and (vii) Raymond C. Kolls, our former Senior Vice President, General Counsel and Corporate Secretary (who ceased employment with the Company as of March 31, 2010).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
(a)	(b)	(c)	(d)	(f)		(g)	(i)		(j)
Alan W. Milinazzo – President and Chief Executive Officer through July 31, 2011 (Principal Executive Officer during 2010)(6)	2010	545,600	—	—		530,712	23,176	(7)	1,099,488
	2009	509,846	—	882,111		416,925	26,182	(8)	1,835,084

Robert S. Vaters – Executive Vice President and Chief Operating Officer through July 31, 2011, and President and Chief Executive Officer effective August 1, 2011 (Principal Financial Officer during 2010)	2010	408,459	—	—		311,171	61,858	(9)	781,488
	2009	363,838	100,000	905,420		238,056	74,423	(10)	1,681,737

Michael M. Finegan – Vice President, Corporate Development and President, Biologics	2010	318,862	—	—		172,422	24,104	(11)	515,388
	2009	309,654	—	566,828		179,800	21,467	(12)	1,077,749

Luigi Ferrari – President, Global Orthopedics Business Unit	2010	298,125	—	—		175,564	40,321	(13)	514,010
	2009	303,475	—	241,525		163,876	45,840	(14)	754,716

Eric Brown – former President, Spine Stimulation(15)	2010	307,866	—	—		180,000	23,336	(16)	511,202
	2009	299,086	3,750	337,235		219,949	23,616	(17)	883,636

Kevin Unger – former President, Orthofix Spinal Implants(18)	2010	267,692	—	—		—	263,740	(19)	531,432
	2009	106,397	—	538,272		66,338	6,889	(20)	717,896

Raymond Kolls – former Senior Vice President, General Counsel and Corporate Secretary(21)	2010	81,409	—	—		—	445,986	(22)	527,395
	2009	289,885	—	120,000	(23)	158,050	21,412	(24)	589,347

(1)	Amounts include salary deferred and further described in “Deferred Compensation.”
(2)

The amount shown in the row for Mr. Vaters in 2009 reflects a discretionary bonus of $100,000 awarded to Mr. Vaters by the Compensation Committee to recognize the Committee’s determination that he had made significant contributions to the Company during the 2009 year beyond the scope of his responsibilities. The amount of this discretionary bonus was determined by the Committee based on taking into account the Committee’s estimation of the additional value to the Company of such contributions relative to the total compensation paid to Mr. Vaters during the year and determining an amount the Committee deemed appropriate to bring Mr. Vaters’ aggregate compensation for the year in line with his total contributions. The amount shown in the row for Mr. Brown in 2009 reflects a bonus of $3,750 paid in connection with his participation during the first quarter of 2009 in a quarterly special bonus program for non-executive officers specific to the 2009 fiscal year; upon being promoted to President, Spine Stimulation during the second quarter of 2009, Mr. Brown was no longer able to participate in this 2009-specific bonus program to non-executive officers.

(3)	Amounts shown do not reflect compensation actually received. Instead, the amounts shown are the 2009 aggregate grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718. There were no equity grants made during 2010; therefore the aggregate grant date fair value of awards made in 2010 was $0.
(4)	Amounts shown reflect cash bonuses paid in 2011 and in 2010 for performance in 2010 and in 2009, respectively, pursuant to our annual incentive program. These bonuses, and the Committee’s criteria for determining the amounts awarded, are described further above under “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Performance-Based Incentives – Annual Incentive Program.”
(5)	Excludes perquisites and other personal benefits unless the aggregate amount of such annual compensation exceeded $10,000 for the named executive officer. In addition, per SEC disclosure rules applicable to plans that are available to all salaried employees, discounts to fair market value on purchases of Orthofix common stock made by named executive officers pursuant to the SPP are not included as compensation in the tables.
(6)	As an employee director, Mr. Milinazzo does not receive additional fees for his services as director. Since Mr. Milinazzo is listed in this Summary Compensation Table, he is not listed in the Director Compensation Table below.
(7)	This amount includes $10,800 for car allowance, $9,800 for 401k matching, $1,363 and $528 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively, and $685 for family travel expenses in connection with various executive related meetings.
(8)	This amount includes $10,800 for car allowance, $9,800 for 401k matching, $1,441 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, and $4,141 for family travel expenses in connection with various executive related meetings.
(9)	This amount includes $39,890 for housing allowance expenses, $10,800 for car allowance, $9,800 for 401k matching and $888 and $480 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(10)	This amount includes $52,783 for housing allowance expenses, $10,800 for car allowance, $9,800 for 401k matching and $1,040 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance.
(11)	This amount includes $10,800 for car allowance, $9,800 for 401k matching, $483 and $409 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively, and $2,612 for family travel expenses in connection with various executive related meetings.
(12)	This amount includes $10,800 for car allowance, $9,800 for 401k matching, and $867 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance.
(13)	This amount includes $33,563 for car allowance, $5,300 in pension contributions and $1,458 for insurance premiums paid by, or on behalf of, the Company with respect to term life insurance.
(14)	This amount includes $38,756 for car allowance, $5,556 in pension contributions and $1,528 for insurance premiums paid by, or on behalf of, the Company with respect to term life insurance.
(15)	Mr. Brown ceased employment with the Company as of January 31, 2011.
(16)	This amount includes $10,800 for car allowance, $9,800 for 401k matching, $1,630 for an individual disability policy and $710 and $396 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(17)	This amount includes $10,800 for car allowance, $9,800 for 401k matching, $1,930 for an individual disability policy and $1,086 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance.
(18)	Mr. Unger ceased employment with the Company as of November 12, 2010.
(19)	This amount consists of a severance payout of $244,000, $9,360 for car allowance, $9,800 for 401k matching, and $229 and $351 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(20)	This amount includes $3,600 for car allowance, $3,123 for 401(k) match, $70 in group term life and $96 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance.
(21)	Mr. Kolls ceased employment with the Company as of March 31, 2010.
(22)	This amount consists of a severance payout of $435,000, $2,700 for car allowance, $8,074 for 401k matching, and $116 and $96 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(23)	Consists of $120,000 paid to Mr. Kolls by the Company in exchange for the surrendering of certain stock option rights held by Mr. Kolls.
(24)	This amount includes $10,800 for car allowance, $9,800 for 401k matching, and $429 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance.

GRANTS OF PLAN-BASED AWARDS

No plan-based awards were granted during the fiscal year ended December 31, 2010 to any employee, including our named executive officers. For information relating to the 2004 LTIP and our other equity compensation plans, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.” For information relating to each named executive officer’s employment agreement, see “Agreements with Named Executive Officers.” For information on grants of awards to our directors under the 2004 LTIP, see “Director Compensation.” All non-equity incentive plan awards have been paid to named executive officers for 2010. See “Summary Compensation Table.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2010.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)		(e)	(f)
Alan W. Milinazzo	100,000	—		39.94	4/11/2016
	50,000	—		44.97	6/29/2017
	43,333	21,667	(3)	28.95	6/30/2018
	30,000	60,000	(4)	25.01	6/30/2019
Total	223,333	81,667		—	—
Robert S. Vaters	100,000	50,000	(5)	25.05	9/7/2018
	8,333	16,667	(6)	18.44	2/23/2019
	21,667	43,333	(7)	25.01	6/30/2019
Total	130,000	110,000		—	—
Michael M. Finegan	50,000	—		38.11	6/29/2016
	22,300	—		44.97	6/29/2017
	13,333	6,667	(8)	28.95	6/30/2018
	6,667	3,333	(9)	23.49	8/19/2018
	10,000	5,000	(10)	15.15	12/10/2018
	8,333	16,667	(11)	18.44	2/23/2019
	6,667	13,333	(12)	25.01	6/30/2019
	6,667	13,333	(13)	25.01	7/25/2019
Total	123,967	58,333		—	—
Luigi Ferrari	3,375	—		32.18	8/6/2013
	6,000	—		37.76	12/2/2014
	6,000	—		43.04	6/30/2015
	10,000	—		38.11	6/30/2016
	7,000	—		44.97	6/29/2017
	10,000	5,000	(14)	32.77	4/9/2018
	13,333	6,667	(15)	28.95	6/30/2018
	5,000	10,000	(16)	25.01	6/30/2019
	3,333	6,667	(17)	23.58	7/25/2019
Total	64,041	28,334		—	—
Eric Brown	9,000	—		34.81	10/4/2014
	10,000	—		43.04	6/30/2015
	12,500	—		38.11	6/30/2016
	10,000	—		44.97	6/29/2017
	6,333	6,332	(18)	28.95	6/30/2018
	1,667	1,667	(19)	10.42	11/21/2018
	—	13,333	(20)	13.45	3/11/2019
	1,667	3,333	(21)	25.01	6/30/2019
	6,667	13,333	(22)	23.58	7/25/2019
Total	57,834	37,998		—	—
Kevin Unger	16,667	—		26.77	8/17/2019
Total	16,667	—		—	—
Raymond Kolls	15,000	—		38.40	7/1/2014
	30,000	—		38.11	6/30/2016
	7,433	—		44.97	6/29/2017
	25,000	—		28.95	6/30/2018
Total	77,433	—		—	—

(1)	All options listed in this column were exercisable as of December 31, 2010.

(2)	All options listed in this column were not exercisable as of December 31, 2010.
(3)	The options vested in one-third increments on June 30, 2009 and June 30, 2010, and the third increment vests on June 30, 2011.
(4)	The options vested in a one-third increment on June 30, 2010 and the second and third increments vest on June 30, 2011 and June 30, 2012.
(5)	The options vested in one-third increments on September 7, 2009 and September 7, 2010, and the third increment vests on September 7, 2011.
(6)	The options vested in a one-third increment on February 23, 2010, and the second and third increments vest on February 23, 2011 and February 23, 2012.
(7)	The options vested in a one-third increment on June 30, 2010, and the second and third increments vest on June 30, 2011 and June 30, 2012.
(8)	The options vested in one-third increments on June 30, 2009 and June 30, 2010, and the third increment vests on June 30, 2011.
(9)	The options vested in one-third increments on August 19, 2009 and August 19, 2010, and the third increment vests on August 19, 2011.
(10)	The options vested in one-third increments on December 10, 2009 and December 10, 2010, and the third increment vests on December 10, 2011.
(11)	The options vested in a one-third increment on February 23, 2010 and the second and third increments vest on February 23, 2011 and February 23, 2012.
(12)	The options vested in a one-third increment on June 30, 2010 and the second and third increments vest on June 30, 2011 and June 30, 2012.
(13)	The options vested in a one-third increment on July 25, 2010 and the second and third increments vest on July 25, 2011 and July 25, 2012.
(14)	The options vested in one-third increments on April 9, 2009 and April 9, 2010, and the third increment vests on April 9, 2011.
(15)	The options vested in one-third increments on June 30, 2009 and June 30, 2010, and the third increment vests on June 30, 2011.
(16)	The options vested in a one-third increment on June 30, 2010 and the second and third increments vest on June 30, 2011 and June 30, 2012.
(17)	The options vested in a one-third increment on July 25, 2010 and the second and third increments vest on July 25, 2011 and July 25, 2012.
(18)	The options vested in one-third increments on June 30, 2009 and June 30, 2010, and the third increment vests on June 30, 2011.
(19)	The options vested in one-third increments on November 21, 2009 and November 21, 2010, and the third increment vests on November 21, 2011.
(20)	The options vested in a one-third increment on March 11, 2010 and the second and third increments vest on March 11, 2011 and March 11, 2012.
(21)	The options vested in a one-third increment on June 30, 2010 and the second and third increments vest on June 30, 2011 and June 30, 2012.
(22)	The options vested in a one-third increment on July 25, 2010 and the second and third increments vest on July 25, 2011 and July 25, 2012.

Unless stated otherwise in the footnotes above, all stock options vest equally in one-third increments beginning on the first anniversary of the date of grant, so long as the grantee remains an employee of the Company (subject to earlier vesting in the event of a change in control or certain termination events). For a summary of our standard option agreements, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.” See also “Agreements with Named Executive Officers.”

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the number of shares issued upon option exercises, and the value realized on exercise, by our named executive officers during fiscal 2010. For any named executive officer not listed on the following table, no information was applicable.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
(a)	(b)	(c)
Luigi Ferrari	1,497	53,458
Eric Brown	14,668	519,874

DEFERRED COMPENSATION

The following table provides information about the amount of compensation deferred by our named executive officers at December 31, 2010. For any named executive officer not listed on the following table, no information was applicable. For more information about deferred compensation, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan.”

Name (a)	Executive Contributions in 2010 ($)(1) (b)	Aggregate Earnings in 2010 ($) (d)	Aggregate Balance at December 31, 2010 ($) (f)

Alan W. Milinazzo	109,120	64,659	523,987
Robert S. Vaters	67,611	270	104,365
Eric Brown	15,393	10,048	92,323
Raymond Kolls	—	2,903	24,555

(1)	Represents the dollar amount of salary set forth on the Summary Compensation Table, which the executive has deferred in accordance with the Deferred Compensation Plan.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Our employment agreements with our Named Executive Officers are described below.

Executive Employment Agreements for Alan W. Milinazzo, Robert S. Vaters and Michael M. Finegan

Messrs. Vaters and Finegan are employed pursuant to amended and restated employment agreements. In addition, Mr. Milinazzo is employed through July 31, 2011 pursuant to an amended and restated employment agreement that will terminate as of August 1, 2011 pursuant to a letter agreement that we entered into with him on June 15, 2011. Each of the agreements is with our operating subsidiary, Orthofix Inc. We guarantee the obligations of Orthofix, Inc. under these agreements. The Company’s employment agreements with our executive officers contain substantially similar terms, other than certain terms that are particular to each individual, including title, level of pay, definitions of “good reason,” and other material differences noted below.

The agreement with Mr. Vaters is for an initial term through August 1, 2014, while the agreement with Mr. Finegan is for an initial term that lasts through July 1, 2012. (Mr. Milinazzo’s agreement also previously contained an initial term through July 1, 2012.) Each of the agreements provide for automatic one-year renewals on each anniversary thereafter unless either party notifies the other party of its intention not to renew at least 180 days prior to a renewal period as set forth in the agreement. These agreements further provide that if a change of control (as that term is defined in each agreement) occurs within 2 years of the date on which the initial term expires, or during any renewal term, the agreement will automatically be extended for two years only from the change of control date (as that term is defined in each agreement).

Compensation

Under the agreements, each executive officer agrees to serve the Company and Orthofix Inc. in the capacities and for the compensation levels noted below. These dollar amounts reflect 2011 pay raises. Salary levels are reviewed annually by the Compensation Committee and may be further amended from time to time by the Committee. These salary levels may only be decreased if the decrease is the result of a general reduction affecting the base salaries of all other executive officers that does not disproportionately affect the executive officer and does not reduce the executive officer’s base salary to a rate that is less than 90% of the executive officer’s then current base salary amount.

Name	Title	Base Salary (annualized)
Alan W. Milinazzo	President and Chief Executive Officer	$567,840	(1)
Robert S. Vaters	Executive Vice President and Chief Operating Officer	$600,000	(2)
Michael M. Finegan	President, Biologics and Vice President, Corporate Development	$328,879

(1)	Amount shown represents Mr. Milinazzo’s current annualized salary. As further described herein, Mr. Milinazzo has entered into a letter agreement with the Company that provides that he will cease to serve as the Company’s President and Chief Executive Officer effective August 1, 2011, at which time he will cease to receive his base salary, but will receive other severance benefits. (See “—Termination.”)
(2)	Amount shown represents Mr. Vaters’ annualized salary effective August 1, 2011. Until August 1, 2011, Mr. Vaters’ annualized salary will be $456,500.

Each of Messrs. Milinazzo, Vaters and Finegan participate in our annual incentive program. For 2010, the amount that can be earned by each such executive officer under our annual incentive program is based on the percentage of target goals that is determined to have been met by the Compensation Committee, which can range from zero to 150 percent. The following table shows, for illustrative purposes, the bonus that each such executive officer is eligible to receive if 100% and 150%, respectively, of target performance goals are met for 2011:

Name	Bonus as Percentage of Base Salary if 100% of Target Performance Goals Are Met	Bonus as Percentage of Base Salary if 150% of Target Performance Goals Are Met
Alan W. Milinazzo(1)	90%	135%
Robert S. Vaters	90%	135%
Michael M. Finegan	50%	75%

(1)	Because Mr. Milinazzo will only serve as an employee through July 31, 2011, any incentive plan bonus he receives with respect to the 2011 fiscal year will be pro rated to reflect his employment for approximately half of the year.

Amounts actually paid to each executive officer will depend on whether or not the various performance goals under the program are attained as determined by the Committee. In addition, each executive officer is eligible to receive additional bonus or incentive compensation as determined solely by the Committee from time to time, subject only to changes made by the Board of Directors. For a more detailed explanation of the Company’s annual incentive program, including targets met and amounts paid for 2009, see “Compensation Discussion & Analysis – Elements of Executive Compensation – Performance Based Incentives – Annual Incentive Program” and “Summary Compensation Table.”

In addition, these executive officers are eligible to receive option grants under the 2004 LTIP or other stock-based compensation plans that we may establish from time to time, including participation in the SPP. Under the agreements, the executive officers and their eligible dependents will generally be entitled to participate in our employee benefit plans such as welfare benefit plans and savings and retirement plans to the same extent as other senior executive officers of the Company or by virtue of each executive officer’s position, salary, tenure and other qualifications.

The Company has agreed to pay, on an after-tax basis, certain specified moving, housing, travel and other relocation and living costs of Mr. Vaters (including a $3,500 monthly housing and living allowance and reimbursement for bi-monthly air travel in connection with Mr. Vaters commuting to the Dallas / Fort Worth, Texas metropolitan area until no later than August 1, 2013.

Termination

Each employment agreement may be terminated as follows:

•	By mutual written agreement of Orthofix Inc. and the executive officer;

•	Upon the executive officer’s death;

•

By Orthofix Inc. in the event the executive officer incurs a disability (as that term is defined in each agreement) for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months;

•	By the executive officer for “good reason” (as that term is defined in each agreement, and as further summarized below);

•	By Orthofix Inc. for “cause” (as that term defined in each agreement) or without cause; or

•	By the executive officer voluntarily.

Under each agreement, “good reason” exists in the event (i) duties, functions or responsibilities are assigned to the executive that are materially inconsistent with those contemplated or permitted by the agreement, (i) the executive’s base salary is reduced more than permitted under the agreement, (iii) the executive is not permitted to participate in certain bonus or compensation plans on a basis substantially consistent with practices applicable to senior executives of the Company generally, or (iv) certain other events occur.

The letter agreement we entered into with Mr. Milinazzo on June 15, 2011 provides that Mr. Milinazzo will cease to serve as an employee of the Company (and cease serving as President and Chief Executive of the Company) as of August 1, 2011. The parties agreed that this cessation of employment will be treated as a termination by the Company without cause under Mr. Milinazzo’s employment agreement. Mr. Milinazzo will continue to receive his regular salary through August 1, 2011.

The agreement confirms that, pursuant to the terms of Mr. Milinazzo’s existing employment agreement, Mr. Milinazzo will be entitled to the following severance benefits:

•	Payment for all accrued and unused vacation as of August 1, 2011 (calculated based on his current base salary rate);

•

A lump sum cash severance payment in an amount equal to 200% of the “Base Amount” as defined in his employment agreement, as set forth in Section 5.1(b) thereof (which severance payment we currently estimate to be approximately $2,158,000);

•

Eligibility for a 50% pro rata annual incentive program bonus for the 2011 fiscal year, to be determined by the Compensation Committee at the time 2011 annual incentive program bonus determinations are made for other senior executives of the Company, and to be paid (if any bonus is determined to be earned) at the time such incentive compensation is paid to other Company senior executives but in no event later than March 15, 2012;

•

The ability to continue certain welfare benefit plans until the earlier of the date that is twelve (24) months following August 1, 2011 or the date that he secures coverage from new employment, as set forth in Section 5.1(d) of the existing employment agreement;

•

A cash payment in the amount of $35,000 (net of any applicable withholdings) for use towards the costs and expenses of executive outplacement services or an education program, as set forth in Section 5.1(e) of the existing employment agreement, and

•	Accelerated vesting of his stock options and restricted stock, and an extended post-termination exercise period for his stock options, as set forth in Section 5.1(c) of his employment agreement.

The letter agreement provides that Mr. Milinazzo will remain available to serve as a member of the Board following August 1, 2011, and that he will be compensated for any Board service continuing after August 1, 2013 on the same terms as other non-employee members of the Board.

For a description of potential payments upon termination or change of control, see “Potential Payments Upon Termination or Change of Control – Potential Payments to Robert S. Vaters, Michael M. Finegan and Luigi Ferrari.”

Section 280G

Generally, if it is determined that any amount or benefit payable to an executive officer under his agreement or otherwise in conjunction with his employment would give rise to liability of the executive officer for the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision, then the amount of benefits payable to that executive officer shall be reduced by the Company to the extent necessary so that no portion is subject to those provisions. This reduction shall only be made if the net amount of payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on the reduced payments other than the excise tax (as that term is defined in each agreement)) is greater than the excess of (1) the net amount of the payments, without reduction (but after making the above referenced deductions) over (2) the amount of excise tax to which the executive officer would be subject in respect of those payments.

Certain Other Provisions

The employment agreements contain confidentiality, non-competition and non-solicitation covenants effective so long as the executive officers are employees of any member of the Company’s Parent Group and for a period of one year after the employment is terminated. In the event the termination of the executive officer’s employment is for good reason or without cause and occurs during a change of control period, the term of those non-competition and non-solicitation covenants extends to a period of two years in the case of Mr. Vaters and 18 months in the case of Mr. Finegan. The agreements also contain confidentiality and assignment of inventions provisions that last indefinitely.

We paid all reasonable legal fees and expenses of each executive officer’s counsel in connection with the preparation and negotiation of each employment agreement. In addition, if a dispute arises under or in connection with an executive officer’s agreement, we will be responsible for our own fees, costs and expenses and shall pay to the executive officer an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by the executive officer in connection with the arbitration of that dispute unless the arbitrator determines that the executive officer (1) did not commence or engage in the arbitration with a reasonable, good faith belief that his claims were meritorious or (2) the executive officer’s claims had no merit and a reasonable person under similar circumstances would not have brought the claims.

Orthofix Inc.’s obligation to pay or provide any benefits under each agreement (other than any benefits as a result of death) is conditioned upon the executive officer signing a release of claims in favor of the Company and its affiliates.

Employment Relationship with Luigi Ferrari

Mr. Ferrari, who is employed by the Company’s Italian subsidiary, has an employment relationship that is governed by certain Italian laws and collective bargaining arrangements. Mr. Ferrari is employed at a base salary of €247,561. Under the Company’s policies, he is entitled to participate in the Company’s annual incentive program. For 2011, his bonus target has been set at an amount equal to 60% of his base salary, with an opportunity to earn up to a maximum of 90% of his base salary. Under collective bargain rights, based upon his tenure with the Company, Mr. Ferrari would be entitled to severance pay in an amount equal to 12 months base salary and bonus, and 12 months of health and life insurance benefits at the Company’s cost, in the event he were lawfully terminated by the Company without cause as such term is defined under Italian law and applicable collective bargaining provisions. (If such termination were unlawful under Italian law, Mr. Ferrari might be entitled to up an additional 10-months of compensation.) In addition, if Mr. Ferrari voluntarily terminated his employment for any reason within 180 days after a change of control, he would be entitled to 4 months base salary and bonus, and 4 months of health and life insurance benefits at the Company’s cost.

Separation Letter Agreement with Eric Brown

On January 10, 2011, the Company entered into a separation letter agreement with Eric Brown, who had previously held the position of President, Spine Stimulation. Pursuant to the terms of the letter agreement, Mr. Brown ceased to serve as an employee of the Company on January 31, 2011. Under the letter agreement, in addition to receiving his base salary for work performed through January 31, 2011, Mr. Brown (i) was paid $180,000, representing all accrued unused vacation and earned but unpaid bonuses for the 2010 calendar year, and (ii) will be paid $465,000 on August 1, 2011, representing all additional severance payment amounts owed to Mr. Brown under his pre-existing employment agreement with the Company. The letter agreement provides that all of Mr. Brown’s Company stock options, which accelerated by their pre-existing terms on January 31, 2011 to the extent not previously vested, shall expire and be forfeited if not exercised by August 1, 2011. The letter agreement also contains cooperation provisions and an agreement by the Company to continue to advance certain specified legal expenses. Payments to Mr. Brown during the 2010 calendar year are further described above in the “Summary Compensation Table.”

Separation Letter Agreement with Raymond C. Kolls

On January 29, 2010, the Company entered into a separation letter agreement with Raymond C. Kolls, who had previously held the position of Senior Vice President, General Counsel and Secretary. Pursuant to the terms of the letter agreement, Mr. Kolls ceased to serve as an employee of the Company on March 31, 2010. Under the letter agreement, in addition to receiving his base salary for work performed through March 31, 2010, Mr. Kolls was paid (i) $158,050 representing his incentive plan bonus amount for the 2009 calendar year, (ii) $435,000, representing his severance payment rights under his pre-existing employment agreement with the Company, and (iii) $13,000 for outplacement services. The letter agreement further provided that Mr. Kolls’ Company stock options, which accelerated by their pre-existing terms on March 31, 2010 to the extent not previously vested, shall expire and be forfeited if not exercised by March 31, 2015 (or such earlier date that any options expire by their original terms). Payments to Mr. Kolls during the 2010 calendar year are further described above in the “Summary Compensation Table.”

Separation Letter Agreement with Kevin Unger

On October 15, 2010, the Company entered into a separation letter agreement with Kevin Unger, who had previously held the position of President, Orthofix Spinal Implants. Pursuant to the terms of the letter agreement, Mr. Unger ceased to serve as an employee of the Company on November 12, 2010. Under the letter agreement, in addition to receiving his base salary for work performed through November 12, 2010, Mr. Unger was paid, as a severance benefit, $244,000 (representing six-months of Mr. Unger’s base annual salary of $290,000 plus a payment of $99,000 representing the full amount of Mr. Unger’s incentive compensation for the period between January 1, 2010 and November 12, 2010) plus $11,154 (representing 2-weeks of accrued and unused vacation). Payments to Mr. Unger during the 2010 calendar year are further described above in the “Summary Compensation Table.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments to Robert S. Vaters, Michael M. Finegan and Luigi Ferrari

Termination

Under their employment agreements, each of Messrs. Vaters and Finegan is generally entitled to receive the following in the event of termination as a result of death, disability, for good reason or without cause:

•	Any amounts actually earned or owing through the date of termination (such as base salary, incentive compensation or accrued vacation) payable within 30 days after the date of termination.

•

The pro-rata amount of any bonus plan incentive compensation for the fiscal year of the executive’s termination of employment (based on the number of business days he was actually employed by the Company during the fiscal year in which the termination of employment occurs) that he would have received had his employment not been terminated during such year. This pro-rata amount is payable at the time such incentive compensation is paid to other senior executives of the Company (generally, before March 15 of the next year).

•

An amount equivalent to a multiple of the executive officer’s Base Amount payable within 30 days after the date of termination calculated as set forth in the employment agreement. The timing of such payment may be modified in accordance with Section 409A of the Internal Revenue Code. This multiple increases as described below for payments triggered following a change of control. “Base Amount” means an amount equal to the sum of:

(1)	the executive officer’s annual base salary at the highest annual rate in effect at any time during the term of employment; and

(2)	the greater of (a) the executive officer’s target bonus in effect during the fiscal year in which termination of employment occurs, or (b) the greater of (i) the average of his annual bonuses actually earned for the two years ending immediately prior to the year in which termination of employment occurs or (ii) the average of his annual bonuses actually earned for the two years ending immediately prior to the change of control or potential change of control (as those terms are defined in the employment agreement), in each case with adjustments made for eligibility and any partial years.

•

All stock options previously granted to the executive officer will vest in full and be immediately exercisable. Any risk of forfeiture included in restricted stock grants will immediately lapse. If the executive officer’s termination is for good reason or without cause, the executive officer will have until the latest date that each stock option would otherwise expire by its original terms had the executive officer’s employment not terminated (but in no event later than 10 years from the original grant date), to exercise any outstanding stock options.

•

Continuation of basic employee group welfare benefits (but not pension, retirement, profit-sharing, severance or similar compensatory benefits) for him and dependents substantially similar to those being received immediately prior to termination for a limited amount of time.

•	A range of $12,500 to $35,000, depending on the executive officer, for outplacement fees incurred following the date of termination.

Messrs. Vaters and Finegan will be entitled to receive the following in the event of termination for cause or as a result of voluntary termination:

•	Any amounts actually earned or owing through the date of termination (such as base salary, incentive compensation or accrued vacation); and

•

Any benefits under the Company’s stock-based compensation plans or employee benefit plans available resulting from the termination events (including under COBRA), without the agreement granting any greater rights with respect to such matters than provided for in such plans.

Under collective bargain rights, based upon his tenure with the Company, Mr. Ferrari would be entitled to severance pay in an amount equal to 12 months base salary and bonus, and 12 months of health and life insurance benefits at the Company’s cost, in the event he were lawfully terminated by the Company without cause as such term is defined under Italian law and applicable collective bargaining provisions. (If such termination were unlawful under Italian law, Mr. Ferrari might be entitled to up an additional 10-months of compensation.) In addition, if Mr. Ferrari voluntarily terminated his employment for any reason within 180 days after a change of control, he would be entitled to 4 months base salary and bonus, and 4 months of health and life insurance benefits at the Company’s cost.

See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon termination of employment.

Change of Control

Our employment agreements with Messrs. Vaters and Finegan (as well as all other employment agreements we maintain with executive officers) provide for a “double-trigger” so that a change of control (as that term is defined in the agreement) alone does not grant the executive officer any specific right to terminate his employment agreement or receive severance benefits, but it can result in increased payments in the event of termination for good reason or without cause during the change of control period (as that term is defined in the employment agreement). The multiple applicable to the executive officer’s Base Amount increases as described below for payments triggered following a change of control. The agreements do not alter any rights the executive officers may have under separate stock-based compensation plans or agreements with the Company, and which generally provide that all stock options immediately vest upon a change of control (as that term is defined under the 2004 LTIP) without reliance on any other triggering event.

Under Italian law, if Mr. Ferrari voluntarily terminated his employment for any reason within 180 days after a change of control, he would be entitled to 4 months base salary and bonus, and 4 months of health and life insurance benefits at the Company’s cost.

See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon a change of control.

Estimated Payments

The following table reflects the estimated payments and benefits that would be provided to each of Messrs. Vaters, Finegan and Ferrari upon his termination or upon a change of control pursuant to the terms of his respective employment agreements (or collective bargaining rights in the case of Mr. Ferrari) and related stock option agreements. For purposes of this table, we assume that the triggering event took place on June 15, 2011 and the price per share of our common stock was $40.27, the closing market price as of that date. For any triggering event that presupposes a change of control, we assume a change of control has so occurred.

Name	Triggering Event	Lump Sum Severance Payment ($)	Value of Stock-Based Rights ($)	Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)(2)	Total ($)(3)
Robert S. Vaters	Termination for death, disability, good reason or without cause	$2,129,326	$2,691,493	$31,272	$35,000	$4,887,091
	Termination for cause or voluntary termination	—	—	—	—	—
	Change of control	—	$2,691,493	—	—	$2,691,493
	Termination for good reason or without cause within a change of control period	$2,661,658	—	$39,090	$35,000	$2,735,748

Michael M. Finegan	Termination for death, disability, good reason or without cause	$739,979	$1,573,983	$22,788	$25,000	$2,361,750
	Termination for cause or voluntary termination	—	—	—	—	—
	Change of control	—	$1,573,983	—	—	$1,573,983
	Termination for good reason or without cause within a change of control period	$986,638	—	$30,384	$25,000	$1,042,022

Luigi Ferrari	Termination without cause by employer	$524,829	$820,442	$4,776	—	$1,350,047
	Termination for cause by employer or voluntary termination by employee	—	—	—	—	—
	Change of control	—	$820,442	—	—	$820,442
	Termination by executive within 180 days of a change of control	$174,942	—	$1,592	—	$176,534
	Termination without cause by employer after a change of control	$524,829	—	$4,776	—	$529,605

(1)	Maximum fees and expenses during 24 months following date of termination.
(2)	In addition to this amount, if a dispute arises under or in connection with an agreement the Company will be responsible for its own fees, costs and expenses and shall pay to the executive officer an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by the executive officer in connection with the arbitration of that dispute subject to certain exceptions.

DIRECTOR COMPENSATION

Directors are traditionally elected each year at the Annual General Meeting of Shareholders, usually held in May or June. Other director appointments occur from time to time as determined by the Board, for instance, in the event of vacancies on the Board resulting from a director’s death or resignation.

The Board has adopted a director compensation philosophy providing for a 50th percentile goal for total director compensation. This philosophy is consistent with the total compensation philosophy applied to the compensation levels of the executive officers. Non-employee directors receive a mix of cash and equity-based compensation as consideration for serving on the Board. Current Board compensation levels were determined by the Board based upon consideration of Towers Watson’s 2008 compensation analysis, which included a competitive market analysis to determine competitive compensation levels for our directors, as subsequently adjusted for cost-of-living increases. Towers Watson’s analysis concluded that the Board’s cash fees were in line with its philosophy, but that our equity-based compensation for directors was below our peer group as compared to our preferred percentile goals. Towers Watson has been asked to update the competitive compensation analysis of our director compensation in 2011.

Upon election or appointment to the Board, each Board member is currently entitled to an annual fee of $60,000 for his services, pro-rated for any partial year of service. Chairmen of Committees are entitled to additional compensation ranging from $5,000 to $10,000 for serving in those capacities, and the Chairman of the Board receives an annual fee of $220,000 in his role as chairman. We do not pay any other meeting fees. Each director may elect at the time of election to the Board or at a subsequent increase in fees to have their director fee paid either in U.S. Dollars or in the director’s local currency. If a director does not elect to have his director fee paid in his local currency, the Company will pay the director fee in U.S. Dollars. Directors are each offered the opportunity to enter into a director indemnification agreement.

Directors also receive grants of stock options under the 2004 LTIP. These grants typically include, subject to share availability under the 2004 LTIP, (i) a grant of 30,000 options, granted on the date of such director’s first election to the Board, with such options generally vesting in one-fifth increments over a 5-year period (so long as a director remains on the Board and subject to earlier vesting in the event of a change in control), and (ii) a grant of 5,000 options, granted on the date of any re-election or re-appointment to the Board, with such options generally vesting in one-third increments on the anniversary of each grant (so long as a director remains on the Board and subject to earlier vesting in the event of a change in control). Directors are also eligible to participate in our SPP. In 2009, non-employee directors each received a grant of 3,000 options instead of the 5,000 option grant typically provided, and a one-time supplemental fee of $15,000 to reflect the lower stock option grant amount. In 2010, non-employee directors did not receive any grant of options, and an additional $20,000 supplemental fee was provided.

The following table provides information regarding director compensation during the fiscal year ended December 31, 2010.

Name(1) (a)	Fees Earned or Paid in Cash ($)(2), (b)		Option Awards ($)(3) (d)	All Other Compensation ($)(4) (g)		Total ($) (h)
James F. Gero – Chairman	240,000		—	—		240,000
Jerry C. Benjamin(5)	90,000	(6)	—	—		90,000
Charles W. Federico(7)	30,000	(7)	—	65,000	(8)	95,000
Dr. Guy J. Jordan	85,000	(9)	—	—		85,000
Thomas J. Kester(10)	90,000	(11)	—	—		90,000
Michael R. Mainelli	80,000		—	—		80,000
Maria Sainz	80,000		—	—		80,000
Dr. Walter P. von Wartburg	80,000		—	—		80,000
Kenneth R. Weisshaar	80,000		—	—		80,000

(1)	Mr. Milinazzo was a director and executive officer during 2010. As such, information about him and his compensation figures are only listed in the Summary Compensation Table above and not in this Director Compensation Table.
(2)	With the exception of Mr. Federico, who retired from the Board in June 2010, each of the Company’s non-employee directors received a one-time supplemental fee of $20,000 in 2010. This supplemental fee was paid to each of these non-employee directors in lieu of them receiving any stock option grants in 2010.
(3)	Our directors’ unexercised outstanding option awards that are exercisable as of December 31, 2010 are as follows: Mr. Gero – 65,333; Mr. Benjamin – 43,333; Mr. Federico – 7,333; Dr. Jordan – 37,333; Mr. Kester – 37,333; Mr. Mainelli – 6,000; Ms. Sainz – 13,000; Dr. von Wartburg – 43,333; and Mr. Weisshaar – 37,333.
(4)	Excludes perquisites and other personal benefits unless the aggregate amount of such annual compensation exceeded $10,000 for the director. In addition, per SEC disclosure rules applicable to plans that are available to all salaried employees, discounts to fair market value on purchases of Orthofix common stock made by directors pursuant to the SPP are not included as compensation in the tables.
(5)	Mr. Benjamin passed away on February 8, 2011.
(6)	Mr. Benjamin received an additional $10,000 for his services as Chairman of the Audit Committee.
(7)	Mr. Federico retired from the Board in June 2010. He earned director compensation fees for the first and second quarters of 2010.
(8)	This amount includes consulting services of $65,000. These amounts were paid pursuant to an agreement entered into with Mr. Federico in 2005 when he was our President and Chief Executive Officer. Under this agreement, Mr. Federico ceased being an employee of the Company in 2006, but agreed to provide consulting services to the Company through December 31, 2010. Under the agreement, we paid Mr. Federico (i) $55,000 per year (in addition to his director compensation) so long as he remained a director of the Company and (ii) $110,000 per year during any time where he provided consulting services but was not a director. Mr. Federico retired from the Board in June 2010, and was paid as a non-director consultant consistent with the foregoing during the remaining portion of 2010.
(9)	Dr. Jordan received an additional $5,000 for his services as Chairman of the Nominating and Governance Committee.
(10)	Mr. Kester resigned from the Board as of November 29, 2010.
(11)	Mr. Kester received an additional $10,000 for his services as Chairman of the Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

Our primary equity compensation plan is the 2004 LTIP. Some current and former executive officers continue to hold outstanding awards under our previous Staff Share Option Plan and Performance Accelerated Stock Option Inducement Grants, although we no longer grant awards under these plans. All named executive officers are also eligible at their discretion to acquire shares of common stock pursuant to our SPP. Each of the 2004 LTIP, the Staff Share Option Plan and the SPP has been approved by our shareholders. The Performance Accelerated Stock Option Inducement Grants were not required to be approved by our shareholders. For more information on our equity compensation plans, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.”

The following table provides aggregate information regarding the shares of our common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2010.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Rights (#) (a)(1)		Weighted-Average Exercise Price of Outstanding Options and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	2,639,449	(2)	32.72	1,372,031	(3)

Equity Compensation Plans Not Approved by Security Holders	366,667	(4)	32.19	—

Total	3,006,116		33.20	1,372,031

(1)	This column includes stock options and restricted stock. The weighted-average exercise price in column (b) only relates to the exercise price of stock options because the restricted stock has no exercise price.
(2)	Options were granted pursuant to the following plans: the Staff Share Option Plan and the 2004 LTIP. As mentioned above, there are currently no more shares available for issuance under the Staff Share Option Plan.
(3)	Included are 1,099,371 registered shares available for issuance pursuant to the SPP and 272,660 shares remaining available for grant under the 2004 LTIP.
(4)	Reflects inducement grant stock options granted in reliance on the Nasdaq exception to shareholder approval for equity grants to new hires.

PROPOSAL 1: ELECTION OF DIRECTORS

The current terms of office of each of our current seven directors, Messrs. Gero, Mainelli, Milinazzo and Weisshaar, Ms. Sainz, Dr. Jordan, and Dr. von Wartburg, will expire at the Annual General Meeting. The Board has nominated each of Messrs. Gero, Mainelli, Milinazzo and Weisshaar, Ms. Sainz, Dr. Jordan, and Dr. von Wartburg to stand for election at the Annual General Meeting.

The Company’s articles of association provide that the number of directors shall be determined by the Board. The Board has resolved that the number of directors will be increased from seven to nine effective at the Annual General Meeting. The Nominating and Governance Committee has recommended the election of Messrs. Scoon and Vaters as directors. The Board has nominated Messrs. Scoon and Vaters to stand for election as directors at the Annual General Meeting.

If elected, all of these directors will hold office until the 2012 annual general meeting of shareholders and/or until their successors have been elected.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, the Board may fill the vacancy until the next Annual General Meeting.

Directors Standing for Election

James F. Gero	Chairman of the Board of Directors

Mr. Gero, 66, became Chairman of Orthofix International N.V. on December 2, 2004 and has been a Director of Orthofix International N.V. since 1998. He is a Director of publicly-traded companies Intrusion, Inc. and Drew Industries, Inc., where he serves in each case as chairman of the compensation committee and member of the audit committee. He is also a private investor.

In addition to valuable institutional knowledge resulting from his long-standing service and leadership to the Company, Mr. Gero’s substantial history as a director of several public and private companies, as well as his prior executive experience as the chief executive officer of Sierra Technologies, Inc. and Varo, Inc., provides relevant governance and operational experience to Orthofix’s Board.

Dr. Guy J. Jordan, Ph.D.	Director

Dr. Jordan, 63, became a non-executive Director of Orthofix International N.V. in December 2004. Most recently, from 1996 to 2002, Dr. Jordan served as a Group President at CR Bard, Inc., a medical device company, where he had strategic and operating responsibilities for Bard’s global oncology business and functional responsibility for all of Bard’s research and development. Dr. Jordan earned a Ph.D. in organic chemistry from Georgetown University as well as an MBA from Fairleigh Dickinson University. He also currently serves on the boards of private health care companies EndoGastric Solutions, Inc. and Catheter Connections, Inc.

The Board believes that Dr. Jordan’s current and past experience as an executive and board member of several medical device companies,

as well as his accomplished academic background, brings valuable insight to the Board. In addition, he provides relevant knowledge and understanding of public company governance issues.

Michael R. Mainelli	Director

Mr. Mainelli, 50, became a non-executive Director of Orthofix International N.V. in August 2009. Since May 2009 he has served as President and Chief Executive Officer of Active Implants Corporation, an early stage company developing a platform technology for orthopedic hip and knee markets, where he has also been a Director since 2008. Between 2005 and 2006 he was an executive officer and Sector President, Medical Devices for Intermagnetics General Corporation. Between 1996 and 2004 he was an executive officer of Stryker Corporation, serving as President-Stryker Spine, President-Stryker Japan, and Vice President, Corporate Development and Assistant to the Chairman. Between 1984 and 1996 he was employed by GE in a variety of operations and marketing roles, ultimately serving as a marketing and product management executive in the Global Magnetic Resonance Imaging Business at GE Medical Systems, now called GE Healthcare. Mr. Mainelli holds a MBA from the University of Chicago, a MSE from the University of Pennsylvania, and a BSME from Northeastern University.

Mr. Mainelli has broad experience in the medical device industry, including an extensive background in the spine segment. As a result, he brings significant industry depth and valuable operating experience to the Board, especially in view of the Company’s expansion of operations in the spine segment over the last several years.

Alan W. Milinazzo	Director (and President and Chief Executive Officer through July 31, 2011)

Mr. Milinazzo, 51, joined Orthofix International N.V. in 2005 as Chief Operating Officer and succeeded to the position of President Chief Executive Officer effective as of April 1, 2006. He has also served as a Director since December 2006. From 2002 to 2005, Mr. Milinazzo was Vice President of Medtronic, Inc.’s Vascular business as well as Vice President and General Manager of Medtronic’s Coronary and Peripheral businesses. Prior to his time with Medtronic, Mr. Milinazzo spent 12 years as an executive with Boston Scientific Corporation in numerous roles, including Vice President of Marketing for SCIMED Europe. Mr. Milinazzo brings more than two and a half decades of experience in the management and marketing of medical device businesses, including positions with Aspect Medical Systems and American Hospital Supply. He earned a bachelor’s degree, cum laude, at Boston College in 1981.

Mr. Milinazzo’s experience in, and knowledge of, the medical device industry, as well as the operational knowledge regarding the Company he possesses in his capacity as the Company’s chief executive officer through July 31, 2011, brings unique and valuable insight to the Board.

Maria Sainz	Director

Ms. Sainz, 45, became a non-executive Director of Orthofix International N.V. in June 2008. In April 2008, she became President and Chief Executive Officer of Concentric Medical, Inc., a company developing and commercializing devices to perform mechanical clot removal post-stroke. From 2003 to 2006, she was the President of the Cardiac Surgery division of Guidant Corporation. After Boston Scientific acquired Guidant, Ms. Sainz led the integration process for both the Cardiac Surgery and European Cardiac Rhythm Management business of Guidant into Boston Scientific. Between 2001 and 2003, Ms. Sainz was the Vice President of Global Marketing – Vascular Intervention of Guidant. Ms. Sainz earned a Bachelor and Masters of Arts from the Universidad Complutense de Madrid and a Masters Degree in International Management from American Graduate School of International Management. Ms. Sainz became a Director of The Spectranetics Corporation, a publicly-traded medical device company, in November 2010.

Ms. Sainz provides the Board with significant experience in the medical device industry, as well as insight into international markets. The Board also values the perspective she brings from her current position as a chief executive officer.

Davey S. Scoon	Director Nominee

Mr. Scoon, 64, is being nominated this year to join the Board of Directors effective at the Annual General Meeting. Mr. Scoon serves as Chairman of the Board of Directors of Tufts Health Plan, where he has been a director since 1981. He also serves as Chairman of the Board of Trustees of Allianz Funds, a registered investment company consisting of 33 mutual funds, where he has been a director since 2006. Mr. Scoon is the Chairman of the Audit Committee of pharmaceutical companies AMAG Pharmaceuticals, Inc. and Cardiokine, Inc., where he has been a director since 2006 and 2005, respectively. He has been an Adjunct Assistant Professor at Tufts University School of Medicine since 2005. He also previously served as the Chairman of the Audit Committee of NitroMed, Inc., a public pharmaceutical company, from 2003 to 2009, and a member of the Board of Directors of Inotek Pharmaceuticals Corporation, a pharmaceutical company, from 2006 to 2009. From 2003 to 2005, Mr. Scoon was Chief Administrative and Financial Officer of Tom’s of Maine, a company that manufactures natural care products. From 2001 to 2003, Mr. Scoon served as Chief Financial and Administrative Officer for Sun Life Financial U.S., and from 1999 to 2001, Mr. Scoon served as Vice President and Chief Financial Officer for Sun Life Financial U.S. From 1985 to 1999, Mr. Scoon was employed by Liberty Funds Group of Boston (formerly Colonial Management) in various capacities, including Chief Financial Officer and Chief Operating Officer. Mr. Scoon holds a B.B.A. from the University of Wisconsin and an M.B.A. from Harvard Business School.

The Board believes that Mr. Scoon’s financial, accounting, human resources, and risk management experience gained through the various executive and board positions he has held over the past thirty years will provide the Board with valuable and highly specialized expertise and advice, and will make Mr. Scoon a good candidate for future service on the Company’s Audit Committee.

Robert S. Vaters	Director Nominee (and our current Executive Vice President and Chief Operating Officer who will assume the position of President and Chief Executive Officer on August 1, 2011)

Mr. Vaters, 51, is being nominated this year to join the Board of Directors effective at the Annual General Meeting. Mr. Vaters, who will become our President and Chief Executive Officer on August 1, 2011, became Executive Vice President, Chief Operating Officer and President, Global Spine Business Unit of Orthofix International N.V. in January 2011, after previously serving as the Company’s Executive Vice President and Chief Financial Officer since September 2008. Mr. Vaters joined the Company in September 2008 after almost four years as a senior executive at Inamed Corporation, where he was Executive Vice President, Chief Financial Officer and Head of Strategy and Corporate Development. Inamed Corporation, a global medical device company was acquired by Allergan Inc. in March of 2006. Since 2006, Mr. Vaters has been General Partner of a healthcare private equity firm, which he co-founded, and serves on the Board of Reliable Biopharmaceutical Corporation, a private healthcare company.

The Board believes that the operational knowledge Mr. Vaters has gained through his chief operating officer and chief financial officer experience with the Company, which the Board believes will be further enhanced when he assumes the role of President and Chief Executive Officer on August 1, 2011, brings unique and valuable operational insight to the Board.

Dr. Walter P. von Wartburg	Director

Dr. von Wartburg,71, became a non-executive Director of Orthofix International N.V. in June 2004. He is an attorney and has practiced privately in his own law firm in Basel, Switzerland since 1999, specializing in life sciences law. He has also been a Professor of administrative law and public health policy at the Saint Gall Graduate School of Economics in Switzerland for 25 years. Previously, he held top management positions with Ciba Pharmaceuticals and Novartis, in each case with a focus on corporate communication matters.

Mr. von Wartburg’s expertise in law and life sciences, together with his international experience, brings valuable interdisciplinary insight to the Board. The Board also values his experience in the area of corporate communications.

Kenneth R. Weisshaar	Director

Mr. Weisshaar, 61, became a non-executive Director of Orthofix International N.V. in December 2004. From 2000 to 2002,

Mr. Weisshaar served as Chief Operating Officer and strategy advisor for Sensatex, Inc. Prior to that, Mr. Weisshaar spent 12 years as a corporate officer at Becton Dickson, a medical device company, where at different times he was responsible for global businesses in medical devices and diagnostic products and served as Chief Financial Officer and Vice President, Strategic Planning. Mr. Weisshaar earned a Bachelor of Science degree from Massachusetts Institute of Technology and an MBA from Harvard University. He also serves on the board, and as chair of the board’s audit committee, of CAS Medical Systems, Inc., a publicly traded manufacturer of medical devices for non-invasive patient monitoring. Prior to its acquisition in 2007, he also served for four years on the board of Digene Corporation, a publicly traded biotechnology company, where he was chair of the audit committee and a member of the compensation committee.

The Board believes that Mr. Weisshaar’s past operating experience as president of several global medical products businesses brings valuable operational and industry-specific insight to the Board. In addition, the Board values his experience as a former chief financial officer, and qualifications as an “audit committee financial expert”, especially in connection with his service on the Company’s audit committee.

The Board of Directors unanimously recommends that you vote “FOR”

the election of the foregoing nominees for director.

PROPOSAL 2: APPROVAL OF FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2010

Shareholders will be asked to consider, and, if thought fit, approve the balance sheet and income statement at and for the year ended December 31, 2010.

Pursuant to Article 116 of Book 2 Civil Code of Curaçao, the Board is required to draw up the Company’s balance sheet and income statement within eight months after the end of the fiscal year and to submit the same to the Annual General Meeting of Shareholders for approval.

A copy of the Company’s balance sheet and income statement at and for the year ended December 31, 2010 is included in our Annual Report, a copy of which accompanies this proxy statement, and in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. If you would like additional copies of our Annual Report or a copy of our Annual Report on Form 10-K, please contact our Investor Relations department.

The Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the balance sheet and income statement at and for the year ended December 31, 2010.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

We are asking you to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2011. Ernst & Young LLP has served as the independent registered public accounting firm of Orthofix since 2002. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

We do not anticipate that representatives of Ernst & Young LLP will be at the Annual General Meeting. The work performed by Ernst & Young LLP during 2010 and 2009 and the related fees are set forth below.

The Board of Directors recommends that you vote “FOR” ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for 2011.

Principal Accountant Fees and Services

The following table sets forth by category of service the total fees for services performed by Ernst & Young LLP during the fiscal years ended December 31, 2010 and December 31, 2009:

	2010	2009
Audit Fees	$2,154,000	$2,172,000
Audit-Related Fees	$30,000	$25,000
Tax Fees	$758,000	$1,157,000
All Other Fees	$7,000	$7,000
Total	$2,949,000	$3,361,000

Audit Fees

Audit fees in 2010 and 2009 consisted of the aggregate fees, including expenses, billed in connection with the audits of our annual financial statements and internal controls, as well as quarterly reviews of the financial information included in our quarterly reports on Form 10-Q, statutory audits of our subsidiaries and services that are normally provided by the independent registered public accounting firm.

Audit-Related Fees

Audit-related fees in 2010 and 2009 consisted of the aggregate fees, including expenses, billed for assurance and related services and are not reported under “Audit Fees.” The 2010 and 2009 amounts reflect fees billed for employee benefit plan audits.

Tax Fees

Tax fees in 2010 and 2009 consisted of the aggregate fees, including expenses, billed for professional services rendered for income tax compliance, tax advice and tax planning. These fees included fees billed for federal and state income tax review services, assistance with tax audits and other tax consulting services.

All Other Fees

All Other Fees consisted of aggregate fees billed for products and services other than the services reported above. For fiscal years 2010 and 2009, this category included fees related to professional reference materials and publications.

Pre-Approval Policies and Procedures

The Audit Committee approves all audits, audit-related services, tax services and other services provided by Ernst & Young LLP. Any services provided by Ernst & Young LLP that are not specifically included within the scope of the audit must be either (i) pre-approved by the entire Audit Committee in advance of any engagement or (ii) pre-approved by the Chairman of the Audit Committee pursuant to authority delegated to him by the other independent members of the Audit Committee, in which case the Audit Committee is then informed of his decision. Under the Sarbanes-Oxley Act of 2002, these pre-approval requirements are waived for non-audit services where (i) the aggregate of all such services is no more than 5% of the total amount paid to the external auditors during the fiscal year in which such services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services and (iii) such services are approved by the Audit Committee prior to the completion of the audit engagement. In 2010 and 2009, all fees paid to Ernst & Young LLP for non-audit services were pre-approved.

In making its recommendation to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, the Audit Committee has considered whether the services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. In addition, the Committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program. The committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our website at www.orthofix.com.

Management is responsible for Orthofix’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Orthofix’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and to issue a report thereon. Additionally, the independent registered public accounting firm is also responsible for auditing the effectiveness of Orthofix’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held nine meetings during fiscal 2010. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management and Orthofix’s independent registered public accounting firm, Ernst & Young LLP. The Committee reviewed management’s assessment of the effectiveness of the design and operation of Orthofix’s disclosure controls over financial reporting. We discussed with Ernst & Young LLP the overall scope and plans for their audit. We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of Orthofix’s internal controls.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010 with management and Ernst & Young LLP. We also discussed with management and Ernst & Young LLP management’s report and the independent registered public accounting firm’s report and attestation on Orthofix’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We also discussed with Ernst & Young LLP the matters required by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380),1 as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant their independence from Orthofix. When considering Ernst & Young LLP’s independence, we considered whether their provision of services to Orthofix beyond those rendered in connection with their audit of Orthofix’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The Committee has determined that Ernst & Young LLP is independent of Orthofix and its management.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Orthofix’s audited financial statements be included in Orthofix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. We also recommended the selection of Ernst & Young LLP as Orthofix’s independent registered public accounting firm for 2011 and, based on that recommendation, the Board has selected Ernst & Young LLP as Orthofix’s independent registered public accounting firm for 2011.

The Audit Committee

Kenneth R. Weisshaar, Interim Chairman

Michael R. Mainelli

Maria Sainz

PROPOSAL 4: ADVISORY AND NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory and non-binding vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.

We actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the Company tools to attract and retain the best talent.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders.

Accordingly, the Board unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 5: ADVISORY AND NON-BINDING VOTE ON FREQUENCY OF FUTURE ADVISORY AND NON-BINDING VOTES ON EXECUTIVE COMPENSATION

We are seeking an advisory and non-binding vote on the frequency with which say on pay votes, similar to Proposal 4 in this proxy statement, should be held in the future. This vote is commonly referred to as “say on frequency.” Shareholders may vote to indicate their preference for conducting a “say on pay” vote:

•	Every year;

•	Every two years; or

•	Every three years.

Shareholders may also abstain from voting on this proposal. Our Board has determined that holding a “say on pay” vote every year is the most appropriate alternative for the Company. In recommending an annual advisory vote on executive compensation, our Board considered that an annual vote will allow our shareholders to provide us with timely feedback on our compensation policies and practices as disclosed in the proxy statement every year, which will allow us to consider taking action, if appropriate, on a real-time basis.

Because this proposal is advisory, it will not be binding on the Company, and the Board and the Compensation Committee may determine to hold an advisory vote on executive compensation more or less frequently than the option selected by our shareholders. However, the Board values our shareholders’ opinions, and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Please note that although the Board is making a recommendation with respect to this proposal, you are only being asked to vote on the choices specified above, and not whether you agree or disagree with the Board’s recommendation.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR HOLDING FUTURE ADVISORY AND NON-BINDING VOTES ON EXECUTIVE COMPENSATION “EVERY YEAR”.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

If you wish to submit a proposal to be included in our 2012 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, we must receive your written proposal on or before March 3, 2012 (or, if the 2012 Annual General Meeting of Shareholders is held more than 30 days before or after the anniversary of this year’s Annual General Meeting, a date specified by the Company in the future in reports filed with the SEC). Please address your proposals to: Chairman of the Board, Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao.

Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended, our proxy holders may use discretionary authority to vote with respect to shareholder proposals presented in person at the 2012 Annual General Meeting of Shareholders if the shareholder making the proposal has not notified Orthofix by May 24, 2012 (or, if the 2012 Annual General Meeting of Shareholders is held more than 30 days before or after the anniversary of this year’s Annual General Meeting, a date specified by the Company in the future in reports filed with the SEC) of its intent to present a proposal at the 2012 Annual General Meeting of Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR ALL” FOR ITEM 1, “FOR” FOR ITEMS 2 THROUGH 4, AND “EVERY YEAR” FOR ITEM 5.

Please mark your votes as indicated in this example	☒

						FOR	AGAINST	ABSTAIN
1 Election of the following persons to the Board of Directors	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS	2 Approval of the balance sheet and income statement at and for the year ended December 31, 2010.		☐	☐	☐
Nominees:
1. James F. Gero 2. Guy J. Jordan 3. Michael R. Mainelli 4. Alan W. Milinazzo 5. Maria Sainz 6. Davey S. Scoon 7. Robert S. Vaters 8. Walter P. von Wartburg 9. Kenneth R. Weisshaar	☐	☐	☐	3 Ratification of the selection of Ernst & Young as the independent registered public accounting firm for Orthofix and its subsidiaries for the fiscal year ending December 31, 2011.		☐	☐	☐
				4. Approval of an advisory and non-binding resolution on executive compensation.		☐	☐	☐
				5. Recommendation, by advisory and non-binding vote, regarding the frequency of future votes on executive compensation.	EVERY YEAR	EVERY 2 YEARS	EVERY 3 YEARS	ABSTAIN
					☐	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

Exceptions:

YES
Will Attend Meeting	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲    FOLD AND DETACH HERE    ▲

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2010 Annual Report to Stockholders are available at:

http://www.orthofix.com/investors/annuals.asp

PROXY

ORTHOFIX INTERNATIONAL N.V.

Annual General Meeting of Stockholders – August 16, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Brian McCollum, Jeffrey M. Schumm, Brent Alldredge, Pete Pastorelle and Emily Buxton, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of Orthofix International N.V. (the “Company”) which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the Company to be held at 11:00 a.m., local time, on August 16, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side

▲    FOLD AND DETACH HERE    ▲

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Orthofix International N.V., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.